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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


          Between:        PERCEPTRON, INC., a Michigan corporation

                          NANOOSE SYSTEMS CORPORATION, a British Columbia corporation

                          TRIDENT SYSTEMS, INC., a Georgia
                          corporation                   Collectively, "Seller"

          And:            U.S. NATURAL RESOURCES, INC., a Delaware
                          corporation                                  "Buyer"

          Dated:          March 13, 2002


                                   BACKGROUND

         Buyer is engaged in the manufacture and sale of equipment used to cut, handle and dry lumber. Seller, through its Forest Products Business Unit (the "FPBU"), is engaged in the manufacture and sale of scanning equipment and related automation software used to optimize the lumber cutting process. This Asset Purchase Agreement sets forth the terms under which Seller will sell and Buyer will purchase substantially all of the assets of the FPBU.


                                    AGREEMENT

                                SECTION 1. ASSETS

     1.1 Purchased Assets. Seller hereby sells, assigns, and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, as of the Closing (as defined in Section 3.1), all of Seller's rights, title and interests in and to all of the assets owned by Seller which are associated primarily with the FPBU, other than Excluded Assets (collectively, the "Assets"). The Assets exclude the Excluded Assets described in Section 1.2. The Assets include without limitation the assets described below:

         1.1.1 Accounts Receivable. Accounts receivable (representing monies owed on delivered goods or services) as of the Closing Date, including billed and unbilled amounts, and related security and collateral, as identified in Disclosure Schedule 1.1.1 (which is a listing as of February 28, 2002 and which will subsequently be updated through the Closing Date), but excluding all accounts receivable from Syst-M and Mac Equipment (the "Accounts Receivable");

         1.1.2 Inventory. Inventories as of the Closing Date of raw materials, work-in-process, finished goods, components, spare parts, supplies and packaging, held by the FPBU in the ordinary course of its business, excluding inventory sold after the date of this Agreement and prior to the Closing in the ordinary course of business, as identified in Disclosure Schedule 1.1.2 (which is a listing as of February 22, 2002 for Inventory in East Point, Georgia; as of February 23, 2002 for



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Inventory in Plymouth Meeting, Pennsylvania; as of February 24, 2002 for
Inventory in Plymouth, Michigan; and as of February 25, 2002 for Inventory in Parksville and Coquitlam, British Columbia; and which will subsequently be updated through the Closing Date) (the "Inventory");

         1.1.3 Furniture and Equipment. Tangible personal property, including machinery, shop equipment, tooling, jigs, fixtures, tools, shop supplies, shelving and racking, furniture, office equipment, computers, printers and office supplies used by or in the operation of the FPBU, as identified in Disclosure Schedule 1.1.3, as well as any other tangible personal property owned by Seller which, as of the Closing Date, is located on or about the premises leased by Seller in Portland, Oregon; East Point, Georgia; Plymouth Meeting, Pennsylvania; Parksville, British Columbia; Coquitlam, British Columbia; and Montreal, Quebec or is in the possession of Seller's employees who are associated primarily with the FPBU;

         1.1.4 Reserved.

         1.1.5 Assumed Contracts. Seller's interest in the contracts associated primarily with the FPBU, as identified in Disclosure Schedule 1.1.5 (the "Assumed Contracts"), together with all rights, privileges, claims, demands, refunds and indemnifications in favor of Seller under the Assumed Contracts, but excluding the contracts identified under Section 1.2.5 (the "Excluded Contracts"). To the extent that Seller's rights under any Assumed Contract may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer shall use their reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Assumed Contract in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Assumed Contract, shall act after the Closing as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Assumed Contract, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer and Buyer shall reimburse Seller for the costs incurred by Seller in providing such benefits to Buyer and in complying with the terms of the Assumed Contract which Buyer would have incurred directly if the Assumed Contract were to be assigned to Buyer. The parties have attempted to identify all existing contracts associated with the FPBU and to classify each contract either as an Assumed Contract or an Excluded Contract. After the Closing, if Seller or Buyer becomes aware of any contract associated with the FPBU, which is not identified as an Assumed Contract or an Excluded Contract, the discovering party will promptly provide the other party with a copy of the contract, together with an explanation of the circumstances of discovery. Seller will thereafter provide Buyer such additional information about the contract as may be reasonably requested by Buyer. Within 30 days after its provision or receipt of the notice, Buyer may, by written notice to Seller, agree to assume the contract, in which case it will become an Assumed Contract; otherwise it will become an Excluded Contract;

         1.1.6 Leases. Seller's interests as tenant or lessee under the leases of real property which are identified in Disclosure Schedule 1.1.6 (the "Leases");



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         1.1.7 Leasehold Improvements. Seller's interests in all leasehold improvements and fixtures on the real property that is the subject of the Leases, as identified in Disclosure Schedule 1.1.7 (the "Leasehold Improvements");

         1.1.8 Prepaid Items. Credits, prepaid expenses, advance payments, security deposits and other prepaid items, together with related security interests granted by the third parties holding the prepaid items, as identified in Disclosure Schedule 1.1.8 (the "Prepaid Items");

         1.1.9 Marketing Materials. Marketing and product brochures, sales literature, installation and user guides and manuals, telephone lines and numbers, internet domain names and sites, public advertising, and any other advertising and promotional materials associated primarily with the FPBU, and including associated copyrights, as identified in Disclosure Schedule 1.1.9;

         1.1.10 Trademarks. The trademarks identified in Disclosure Schedule
1.1.10 (the "Trademarks") and the trademark licenses set forth in Section 1.3;

         1.1.11 Intellectual Property. (a) All patents, patent applications, inventions (regardless of whether patentable), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, manufacturing and process information, business plans, franchises, market research, customer lists and information, credit information, licenses, know how, technology, technical data, specifications, test data, and all documentation relating to any of the foregoing; (b) documentation, specifications, user manuals, designs, drawings, promotional literature, marketing documents, and other literary works; (c) software, including both source code (i.e., human readable) and object code (i.e., machine readable), together with any associated compilers and programming guides; and (d) all documentation related to any of the foregoing, in each case used exclusively in the conduct of the FPBU, as identified in Disclosure Schedule 1.1.11 (collectively, the "Intellectual Property"), and the intellectual property licenses set forth in Section 1.4 (subject to the limitations set forth in Section 1.4.);

         1.1.12 Sensors. All rights to manufacture, sell and service ultrasound and ultrasonic sensors which are based on intellectual property acquired by Seller from Sonic Technologies, Inc. and Sonic Industries, Inc. (the "Sonic Sensors"), including all Intellectual Property in connection therewith, except for the right to manufacture, sell, and service sensors based on U.S. Patent No. 5,613,493 "Ultrasonic Apparatus and Method for Measuring Animal Backfat" (Issued: March 25, 1997) and U.S. Patent No. 6,012,332 "Ultrasonic Apparatus and Method for Measuring Animal Backfat" (Issued January 11, 2000) (the "A-Scan sensors"), which A-Scan sensors and the two foregoing patents shall be considered Excluded Assets;

         1.1.13 Books and Records. All books, records, papers, files, and documents (whether in hard copy or computer format) that relate primarily to any of the Assets or to the FPBU, including employee files, correspondence, data processing records, engineering information, customer lists, files and records, advertising and marketing data and records, designs, drawings, credit reports, and other data relating primarily to the Assets or the FPBU, covering such information to which Seller is a party but excluding third party information unless Buyer agrees to be bound by any confidentiality agreement with respect to such information to which Seller is a party and only with the permission of said third party if such permission is required (the "Books and Records"). Seller may retain a copy of all Books and Records;


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         1.1.14 Customer Lists. Customer lists, distributor lists, supplier lists, open bid and quotation documents, sales records and files, and completed contract documents, maintenance and warranty records, databases and data collections and other confidential or proprietary business information in the possession, custody or control of Seller regarding the Assets or the FPBU (the "Customer Lists");

         1.1.15 Warranties. All rights under all warranties, representations, guarantees and indemnifications related to the Assets made by third parties, as identified in Disclosure Schedule 1.1.15 (the "Warranties");

         1.1.16 Permits and Licenses. All rights, title and interests of Seller in all permits, licenses, franchises, certificates of occupancy, variances, exemptions, easements and other governmental authorizations, consents, waivers, registrations and approvals with respect to the operation of the Assets or the FPBU (the "Permits"), to the full extent the same may be assigned and transferred to Buyer, as identified in Disclosure Schedule 1.1.16; and

         1.1.17 Goodwill. All other goodwill and general intangibles of the Seller related exclusively to the Assets or the FPBU (the "Goodwill").

     The Assets will be transferred and conveyed to Buyer at the Closing in the condition existing on the date of this Agreement, subject to additional reasonable wear and tear through the date of the Closing, by bill of sale and other necessary documents of transfer. The Assets will be transferred and conveyed to Buyer free and clear of all liens, charges, encumbrances, debts, liabilities and obligations whatsoever, except for the Assumed Liabilities (as defined in Section 2.1).

     1.2 Excluded Assets. Except as otherwise provided in this Agreement, the Assets will not include any of the assets of Seller that are not associated primarily with the FPBU or any of the following described assets which may be associated primarily with the FPBU but are excluded nevertheless (collectively, "Excluded Assets"):

         1.2.1 Cash. All of Seller's cash and cash equivalents;

         1.2.2 Deferred Income Taxes. All receivables and credits attributable to Seller's income taxes;

         1.2.3 Subsidiaries. The capital stock of Nanoose Systems Corporation and of Trident Systems, Inc. and any other interests in any direct or indirect subsidiaries of Seller;

         1.2.4 Sensors. The rights to manufacture A-Scan, LASAR, TriCam and Transverse TriCam sensors and related software, intellectual property and other assets (the "Non-Sonic Sensors") using confidential and proprietary information or intellectual property belonging to Seller, except as specifically provided in this Agreement and the Ancillary Agreements (each of which is identified in Section 4.1.6);

         1.2.5 Excluded Contracts. The Excluded Contracts identified in Disclosure Schedule 1.2.5;


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         1.2.6 Excluded Accounts. Accounts receivable from Syst-M and Mac
Equipment;

         1.2.7 Trademarks. The rights in trademarks reserved to Seller under
Section 1.3.1 and 1.3.3; and

         1.2.8 Intellectual Property. The rights in the Intellectual Property and other intellectual property reserved to Seller under Section 1.4.

     1.3 Trademarks. The following provisions apply with respect to Trademarks and other trademarks of Seller which are used by the FPBU:

         1.3.1 Non-FPBU Trademarks. Seller owns and will continue to own, to the exclusion of Buyer, all of its trademarks not associated primarily with the FPBU, other than with respect to the trademark "Perceptron" which is covered under Sections 1.3.3 and 1.3.5 and with respect to the trademarks "TriCam" and "LASAR" which are covered under Sections 1.3.4 and 1.3.5.

         1.3.2 FPBU Trademarks. Seller hereby grants to Buyer, and Buyer hereby accepts, an exclusive, fully-paid and perpetual license in and to the Trademarks in all countries where such rights exist, including any and all rights of enforcement with respect thereto, all rights to sue or recover for the infringement thereof, and any and all causes of action related thereto. The Trademarks are identified in Disclosure Schedule 1.1.10.

         1.3.3 Trademark "Perceptron." Seller owns and will continue to own all right, title and interests in the trademark "Perceptron," subject to the license set forth in this Section 1.3.3. Seller hereby grants to Buyer a non-exclusive, fully-paid license in and to the trademark "Perceptron" in all countries where such rights exist. This license will expire on the second anniversary of the Closing, after which Buyer will have no further rights of use. Buyer's use of the Trademark "Perceptron" during the two-year period shall be subject to the following provisions:

                  (a) Buyer can only use the trademark "Perceptron" in connection with the words "Forest Products" or in connection with Buyer's business name in a manner which indicates that Buyer is conducting business under the name "Perceptron" and does not indicate that such business is a stand-alone company or affiliated with Seller. Acceptable uses would include "USNR-Perceptron," "Perceptron-USNR," "Perceptron Forest Products" and such other uses on which the parties may agree, which agreement will not be unreasonably withheld;

                  (b) The logos associated with Seller's use of the trademark "Perceptron" during the two years prior to the Closing Date will not be used by Buyer; and

                  (c) The products sold by Buyer under the trademark "Perceptron" will meet commercially reasonable standards as to quality and specifications, generally in accordance with Seller's past practices

         1.3.4 Trademarks "TriCam" and "LASAR". Seller owns and will continue to own all right, title and interests in the trademarks "TriCam" and "LASAR," subject to the license set


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forth in this Section 1.3.4. Seller hereby grants to Buyer a non-exclusive, fully-paid license in and to the trademarks "TriCam and "LASAR" in all countries where such rights exist, but only for use in connection with: (a) the sale or offer for sale of products or services relating to "TriCam" or "LASAR" sensors sold by the FPBU prior to the Closing, and (b) the sale or offer for sale of products or services relating to "TriCam" or "LASAR" sensors purchased by Buyer under this Agreement or under the License Agreement, and (c) to the extent required for Buyer to fulfill legally-binding commitments to its customers, the sale or offer for sale of products or services relating to "TriCam" or "LASAR" sensors manufactured by or on behalf of Buyer under the License Agreement.

         1.3.5 Other Use of Non-FPBU Trademarks. Notwithstanding any other provision of this Agreement, Buyer will be entitled to own, use, or sell all of the tangible items which Buyer purchases from Seller under this Agreement or under the License Agreement, without time limitation, even if such items bear non-FPBU trademarks.

     1.4 Intellectual Property. The Intellectual Property being acquired by Buyer is subject to the limitations and licenses set forth in this Section. The Intellectual Property is associated exclusively with the FPBU; and certain other intellectual property of Seller is associated with both the FPBU and Seller's business units other than the FPBU ("Shared Intellectual Property"). Disclosure
Schedule 1.1.11 identifies the Intellectual Property and the Shared Intellectual Property.

         1.4.1 Exclusively FPBU Intellectual Property. The Intellectual Property associated exclusively with the FPBU will be transferred to and owned by Buyer and is subject to the terms of this Section 1.4.1. Buyer hereby grants to Seller, as part of the Excluded Assets, a non-exclusive, fully paid, worldwide and perpetual license to use, sublicense, modify, make, have made, exploit and commercialize such Intellectual Property, but only to the extent reasonably necessary for Seller to carry on the business conducted by Seller prior to the Closing and provided that any use of such Intellectual Property by Seller will not violate any of the provisions of the Non-Compete Agreement (as defined in section 4.1.6).

         1.4.2 Shared Intellectual Property. The Shared Intellectual Property associated with both the FPBU and Seller's other business units will remain the property of Seller and will be considered part of the Excluded Assets and is subject to the terms of this Section 1.4.2. Seller hereby grants to Buyer, as part of the Assets, a non-exclusive, fully-paid, worldwide and perpetual license to use, modify, exploit and commercialize such Shared Intellectual Property to the extent reasonably necessary for Buyer to carry on the business conducted by the FPBU prior to the Closing, but excluding any Shared Intellectual Property used exclusively for manufacturing non-Sonic Sensors. Notwithstanding the foregoing, such license from Seller to Buyer will include the right to manufacture and service sensors upon the effectiveness of the "License" set forth in the License Agreement (as defined in Section 4.1.6) to the extent Buyer is permitted to manufacture and service sensors under the terms of the License Agreement.

         1.4.3 Confidential Information. Each party understands and agrees that all information disclosed by the other party hereunder relating to the disclosing party's technology and business operations, including without limitation inventions (whether or not patentable), techniques, processes, methodologies, schematics, testing procedures, software design and architecture, design and function specifications, analysis and performance information, user


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documentation, internal documentation and the features, mode of operation and other details of its products and services, as well as names and expertise of employees, consultants, customers and prospects, know-how, ideas, and technical, business, financial, marketing, customer and product development plans, forecasts, strategies and other information, is Confidential Information of the disclosing party. Each party agrees not to disclose Confidential Information of the other party to any third party except as contemplated by this Agreement. By way of example, and not limitation, this Agreement contemplates a party disclosing Confidential Information to a third party manufacturer who will use such Confidential Information to make products for the party. Any such disclosure under this Agreement shall only be made pursuant to a non-disclosure agreement between the disclosing party and the third party.

     1.5 Assignment of Canadian Assets. Buyer hereby assigns and transfers to its affiliate, USNR/Kockums-Cancar Company, a Nova Scotia unlimited liability company ("USNR/KCC"), all of Buyer's rights, title and interest in the portion of the Assets which is located in Canada. Such assignment is without representation or warranty. USNR/KCC does not assume and shall not be responsible for or liable for any of the obligations of Buyer under this Agreement, including without limitation any of the Assumed Liabilities. Seller agrees to assign and transfer the portion of the Assets which is located in Canada directly to USNR/KCC at the Closing.

                            SECTION 2. LIABILITIES

     2.1 Assumed Liabilities. As of the Closing, and except as otherwise provided in this Agreement, Buyer will be liable and responsible for, assume, perform and satisfy, without any further liability, responsibility or recourse to Seller or its successors or assigns, the following liabilities and obligations of Seller which are related to the FPBU (collectively, the "Assumed Liabilities"):

         2.1.1 Contract Obligations. Any and all obligations to be performed under the Assumed Contracts, except: a) any warranty obligations arising under the Assumed Contracts for products delivered by Seller prior to the Closing, subject to the provisions in Section 8.13, b) any warranty obligations covering Non-Sonic Sensors, c) any liabilities relating to the performance or breach of any Assumed Contract which performance or breach occurred prior to the Closing, and d) any liabilities recorded as accounts payable on Seller's books as of the Closing;

         2.1.2 Employee Liabilities. Liabilities and obligations with respect to employees of the FPBU who are hired by Buyer and which arise or accrue after the Closing (but excluding liabilities associated with the length of service of such employees with Seller) as well as the accrued vacation liabilities identified in Disclosure Schedule 2.1.2 (the "Assumed Vacation Liabilities");

         2.1.3 Customer Deposits. Liabilities and obligations associated with deposits or advance payments received by the FPBU for undelivered goods or services, but excluding any liabilities associated with deposits from Syst-M and Mac Equipment, as identified in Disclosure Schedule 2.1.3 (which is a listing as of February 28, 2002 and which will subsequently be updated through the Closing
Date) (the "Customer Deposits"); and


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         2.1.4 Post-Closing Conduct of the FPBU. Except as otherwise provided in this Agreement or any of the Ancillary Agreements, liabilities and obligations attributable to the operation of the Assets and the conduct of the FPBU which arise or accrue after the Closing.

     2.2 Retained Liabilities. Buyer will not assume, and Seller will be liable and responsible for, retain, perform and satisfy without any further liability, responsibility or recourse to Buyer or its successors or assigns, all liabilities or obligations of Seller, or as to which any of the Assets is subject (whether absolute, accrued, contingent or otherwise), which are not Assumed Liabilities, including without limitation the following (collectively, "Retained Liabilities"):

         2.2.1 Contract Obligations. Any and all obligations and liabilities relating to the performance or breach of each Assumed Contract which performance or breach occurred prior to the Closing, and all accounts payable of Seller arising prior to the Closing. Buyer agrees to use its reasonable efforts, at Seller's expense, to assist Seller in resolving any liability or obligation for a breach or performance of an Assumed Contract which breach or performance occurred prior to the Closing, but will not resolve any such breach or performance issue without Seller's prior written consent if Buyer's resolution of such breach or performance issue would require Seller to incur any cost;

         2.2.2 Product Liabilities. Liabilities and obligations for products sold by Seller prior to Closing for any bodily injuries or property damage and for any liability alleged to arise from design defects, manufacturing defects, failures to warn, negligence or strict liability or otherwise;

         2.2.3 Employee Liabilities. Except as provided in Section 2.1.2, liabilities and obligations relating to any employee of Seller to the extent those liabilities or obligations arose from or during such employee's employment with Seller or termination thereof, including liabilities for wages, bonuses, severance, change-in-control payments, vacations, sick pay, pensions, 401(k) and other employee benefits of every nature;

         2.2.4 Unrelated Liabilities. Liabilities and obligations arising from any activities of Seller not associated exclusively with the FPBU;

         2.2.5 Excluded Asset Liabilities. Liabilities and obligations relating to any Excluded Asset;

         2.2.6 Environmental Liabilities. Liabilities and obligations arising under any Environmental Law (as defined in Section 5.10) with respect to the ownership or use of any Asset, the manufacture or sale of any product, the occupancy of any real estate under the Leases, or the ownership or activities of the FPBU prior to the Closing;

         2.2.7 Tax Liabilities. Liabilities and obligations related to tax liability or obligations of Seller including, but not limited to, any penalty or interest for late or non-payment of Taxes (as defined in Section 8.6); and

         2.2.8 Business Operations. All other liabilities and obligations of Seller accrued, contingent or otherwise, arising from the operation and conduct of Seller's business prior to the Closing, except for Assumed Liabilities.


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                     SECTION 3. PURCHASE PRICE AND PAYMENT

     3.1 Closing. "Closing" means the meeting of the parties or other occurrence at which the sale, assignment, transfer and delivery of the Assets by Seller to Buyer, the payment of the Purchase Price (as defined in Section 3.2) and the other transactions contemplated by this Agreement are completed. The Closing will take place at the offices of Buyer's legal counsel, Ball Janik LLP, Suite 1100, One Main Place, 101 SW Main Street, Portland, OR 97204, at 10:00 a.m. P.S.T. on March 13, 2002 (the "Closing Date").

     3.2 Purchase Price. The Purchase Price (which will be determined and paid in US Dollars) for the Assets will be the sum of:

         3.2.1 For the Assumed Contracts, Leasehold Interests, Marketing Materials, Trademarks, Intellectual Property, Books and Records, Customer Lists, Warranties, Permits and Goodwill, as well as all other intangible Assets, the purchase price will be $1,000,000.; and

         3.2.2 For the balance of the Assets, the purchase price will be the aggregate book value of those assets as of the Closing, less applicable discounts, in accordance with Section 3.3.

     3.3 Book Value. The book values of the Assets used to determine the portion of the purchase price under Section 3.2.2 will be determined as follows:

         3.3.1 Accounts Receivable. The book value of Accounts Receivable will be as shown in Disclosure Schedule 1.1.1 ($1,971,493), updated only to reflect any new billings to customers or collections from customers from February 28, 2002 to the Closing Date, less a discount of $300,000.

         3.3.2 Inventory. The book value of Inventory will be as shown in Disclosure Schedule 1.1.2 ($2,418,052), updated only to reflect any receipts or sales of Inventory by Seller from the applicable dates referenced in Section
1.1.2 to the Closing Date, less a discount of $400,000.

         3.3.3 Prepaid Items. The book value of Prepaid Items will be fixed at $32,064 (see Disclosure Schedule 1.1.8).

         3.3.4 Other Tangible Assets. The book value for all other tangible Assets, including without limitation all of the Assets specified in Section
1.1.3 (Furniture and Equipment) and Section 1.1.7 (Leasehold Improvements) will be fixed at $924,691 (See Disclosure Schedule 3.3.4).

     3.4 Payment of Preliminary Purchase Price. The parties acknowledge that it will not be possible to determine the final Purchase Price until Seller determines and Buyer verifies certain final book values as of the Closing Date as provided in Sections 2.1.3 (Customer Deposits), 3.3.1 (Accounts Receivable) and 3.3.2 (Inventory). Buyer will pay a preliminary Purchase Price of $5,000,000, less a credit for the Assumed Vacation Liabilities ($42,095.00) and a credit for fifty percent of the Customer Deposits (i.e., 50% of $702,183.00 or $351,092.00), in cash at Closing by wire transfer (the fifty percent of the Customer Deposits not credited to Buyer against the


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preliminary Purchase Price under this Section 3.4 shall be credited to Buyer against the final Purchase Price under Section 3.5.1 or 3.5.2). The net payment (preliminary Purchase Price, less credits) due from Buyer to Seller at Closing will be $4,606,813.00.

     3.5 Payment of Final Purchase Price. As soon as practical after the Closing, but in no event later than 30 days after the Closing, Seller will provide Buyer with a statement of the final book values under Sections 2.1.3 (Customer Deposits), 3.3.1 (Accounts Receivable), and 3.3.2 (Inventory), including detailed supporting schedules, and a proposed final Purchase Price. Buyer will have 15 days after receipt of such statement and schedules to verify the book values and the proposed final Purchase Price. During the 15-day period, Seller will provide Buyer with access to its books and records and provide Buyer with such information as Buyer may reasonably request in order to verify the book values that comprise the proposed final Purchase Price. The statement of final book values shall be considered final, binding and conclusive on all parties if no notice of disagreement has been delivered to Seller on or before the end of the 15-day period. The final Purchase Price will be mutually determined by the parties at the expiration of the 15-day period. If the parties are unable to resolve the dispute within the 15-day period, the parties shall submit to Ernst & Young LLP as arbitrator (the "Arbitrator") the statement of final book values and supporting schedules, a copy of this Agreement and Buyer's notice of disagreement for review and evaluation. Within thirty (30) days of the submission to the Arbitrator, the Arbitrator shall make a written determination, based solely on the presentations by the parties (and their representatives and agents), in a form or forms determined by the Arbitrator, and not by independent review, only with respect to those issues in dispute as set forth in the notice of disagreement and shall render a report as to the dispute and the resulting computation. The fees and expenses incurred in connection with the services rendered pursuant to this Section 3.5 shall be borne by Seller and Buyer in inverse proportion to the award granted each of them by the Arbitrator. For example, if the dispute relates to $100,000 and the Arbitrator awards $60,000 to party A and $40,000 to party B, then the Arbitrator's fees and expenses shall be apportioned as follows: B shall pay 60% and A shall pay 40% of such fees and expenses. When any dispute is resolved by agreement among the parties or by the Arbitrator, changes to the statement of final book values shall be made thereunder but only for items as to which Buyer has taken exception pursuant to the notice of disagreement and such revised statement of final book values shall be considered final, binding and conclusive on all parties. As of the Closing Date, the pro forma calculation of the Purchase Price is as follows:

         (a)  Under Section 3.2.1   $ 1,000,000
         (b)  Under Section 3.3.1   $ 1,971,493    For Accounts Receivable
         (c)  Under Section 3.3.1  ($   300,000)   Discount on Accounts Receivable
         (d)  Under Section 3.3.2   $ 2,418,052    For Inventory
         (e)  Under Section 3.3.2  ($   400,000)   Discount on Inventory
         (f)  Under Section 3.3.3   $    32,065    For Prepaid Items
         (g)  Under Section 3.3.4   $   924,691    For Other Tangible Assets
                                    -----------

         Pro forma Purchase Price   $5,645,300

         In determining the final Purchase Price, the figures shown above in items (a), (c), (e), (f), and (g) will be fixed at the amounts shown above. The figures shown above in item (b) (for Accounts Receivable) and in item (d) (for Inventory) shall be adjusted as provided in Section 3.3.1 and Section 3.3.2, respectively, and otherwise in accordance with this Section 3.5.

         3.5.1 Payment by Buyer. If the final Purchase Price less the final amount of credits to Buyer for Assumed Vacation Liabilities and 100% of the Customer Deposits is an amount in excess of the amount paid by Buyer at Closing, within 10 days after the final Purchase Price is determined, Buyer will pay the amount in excess of what Buyer paid at Closing by issuance and delivery of Buyer's promissory note to Seller in the form attached as Exhibit F (the "Note").

         3.5.2 Payment by Seller. If the final Purchase Price less the final amount of credits to Buyer for Assumed Vacation Liabilities and 100% of the Customer Deposits is an amount lower than the amount paid by Buyer at Closing, within 10 days after the final Purchase Price is determined, Seller will refund to Buyer, in cash by wire transfer, the amount paid by Buyer at Closing which is in excess of the amount of the final Purchase Price less the final amount of credits to Buyer for Assumed Vacation Liabilities and 100% of the Customer Deposits.

     3.6 Ancillary Agreements. Seller hereby acknowledges that Buyer would not have entered into this Agreement but for the Ancillary Agreements, which are referenced in Section 4.1.6.

     3.7 Procedure at Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion, such steps will be deemed to have occurred simultaneously):

         3.7.1 Seller's Documents. Seller will execute and deliver to Buyer each of the Ancillary Agreements;

         3.7.2 Buyer's Documents. Buyer will execute and deliver to Seller each of the Ancillary Agreements;

         3.7.3 Other Documents. The parties will execute and deliver such other documents as the other party may reasonably request to consummate this transaction; and

         3.7.4 Good Faith. The parties will execute and deliver such documents and use good faith efforts to comply with all other provisions of this Agreement and will deliver any other document or instrument of conveyance and transfer necessary to implement and consummate this Agreement or any other documents which may be reasonably requested by Seller or Buyer to consummate the transactions contemplated herein.

     3.8 Allocations. The Purchase Price will be allocated among the Assets in accordance with Sections 3.2 and 3.3. The parties will be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including the Internal Revenue Service). Expense items such as telephone and utilities and for Assumed Contracts will be prorated based on days elapsed as of the Closing, and the parties will settle such items by one or more compensating payments of the net amount of such pro-rations as soon as practical after the Closing.

     3.9 Contingent Payments. Under certain circumstances, as defined in this
Section 3.9, Buyer will be obligated to pay Seller certain amounts in addition to the Purchase Price (the "Contingent Payments"). Buyer will be obligated to make Contingent Payments if Buyer's sales of certain types of products after the Closing exceed certain threshold levels during specified periods of time, all as specified in Sections 3.9.1 through 3.9.6 below.

         3.9.1 If during the period from the Closing through December 31, 2002, Buyer derives Revenue (as defined in Section 3.9.5) from the sale of products which are acquired by Buyer from Seller under this Agreement and which are based on the MainCam/DynaStar and TriStar/Profitizer products which were previously acquired by Seller pursuant to a certain asset purchase agreement dated December 18, 2000 by and among Perceptron, Inc. (as purchaser) and Decision Dynamics, Inc. and DDI Enterprise Asset Management Co. (as sellers) (the "DDI Asset Purchase Agreement") or from enhancements or derivatives of such products (the "DDI Products") and such Revenue exceed $2,000,000 during such period, then Buyer will be obligated to make a Contingent Payment to Seller equal to one-third of the amount of such Revenue which exceeds $2,000,000 during such period, subject to the limitation set forth in Section 3.9.3.

         3.9.2 If during the period from January 1, 2003 through December 31, 2003, Buyer derives Revenue from the sale of DDI Products which exceed $2,000,000 during such period, then Buyer will be obligated to make a Contingent Payment to Seller equal to one-third of the amount of such Revenue which exceeds $2,000,000 during such period, subject to the limitation set forth in Section 3.9.3.

         3.9.3 The maximum amount of Contingent Payments for which Buyer will be obligated to Seller under Sections 3.9.1 and 3.9.2, in aggregate, will be $550,000. Any Contingent Payment which becomes due from Buyer under Section
3.9.1 or 3.9.2 will be made within fifty days after the completion of the calendar quarter in which that Contingent Payment becomes due.

         3.9.4 If during the period from the Closing through September 30, 2004, Buyer derives Revenue from the sale of products based on the intellectual property acquired by Buyer from Seller under this Agreement and based on the intellectual property acquired by Seller pursuant to a certain asset purchase agreement effective October 1, 1998 by and among Perceptron, Inc. (as purchaser) and Sonic Technologies, Inc. and Sonic Industries, Inc. (as sellers) (the "Sonic Asset Purchase Agreement") (such products being referred to hereafter as "Sonic Products") and such Revenue exceeds $18,000,000 during such period, then Buyer will be obligated to make Contingent Payments to Seller as follows:

                  -    For Revenue from $18,000,000 to $29,000,000, the
                       Contingent Payment will be ten percent (10%) of such Revenue (and therefore will be a maximum of $1,100,000).

                  - For Revenue from $29,000,000 to $35,000,000, there will be no Contingent Payment.

                  -    For Revenue from $35,000,000 to $89,000,000, the
                       Contingent Payment will be five percent (5%) of such Revenue (and therefore will be a maximum of $2,700,000).

                  - For Revenue in excess of $89,000,000, there will be no Contingent Payment.

The maximum amount of Contingent Payments for which Buyer will be obligated to Seller under this Section 3.9.4, in aggregate, will be $3,800,000. Any Contingent Payment which becomes due from Buyer under this Section 3.9.4 will be made within twenty days after the completion of the calendar quarter in which that Contingent Payment becomes due.

     3.9.5 For the purposes of Section 3.9, the term "Revenue" will mean sales revenue to Buyer for delivered products (DDI Products or Sonic Products, as applicable) for which USNR has received payment. If any sale by Buyer includes DDI Products or Sonic Products as well as other products which are not DDI Products or Sonic Products, as applicable, then Revenue will include only the portion of the sales revenue to Buyer which is attributable to the DDI Products or Sonic Products, as applicable.

     3.9.6 Buyer will be obligated to maintain reasonable records of Revenue from DDI Products through December 31, 2003 and from Sonic Products through September 30, 2004, as necessary to calculate the amounts of any Contingent Payments which may become due from Buyer under Section 3.9, and Buyer shall make such records available for inspection and copying by Seller, at Seller's expense, during Buyer's normal business hours and upon five business day's advance written notice. Such records and all information contained therein shall be considered Buyer's Confidential Information (as defined in Section 1.4.3), provided that Seller may disclose such information as reasonably necessary for Seller to meets its obligations under the DDI Asset Purchase Agreement and the Sonic Asset Purchase Agreement.

                        SECTION 4. CONDITIONS TO CLOSING

     4.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer to purchase the Assets from Seller, assume the Assumed Liabilities and otherwise consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions and the receipt by Buyer of the following documents at the Closing:

         4.1.1 Accuracy of Representations. Seller's representations and warranties set forth in Section 5 hereof will be true and correct in all material respects as of the date of the Closing;

         4.1.2 Seller's President and Secretary Certificate. The president or a vice president of Seller will have executed and delivered to Buyer a President (or Vice President) Certificate certifying that Seller's representations and warranties set forth in Section 5 are true and correct as of the date of the Closing. The secretary of Seller will have executed and delivered to Buyer a Secretary Certificate certifying as to the incumbency of the officers of Seller authorized to close this Agreement, and Seller will have delivered a certified copy of the appropriate proceedings of the Board of Directors of Seller authorizing and approving this Agreement and the transactions and documents contemplated hereby;

         4.1.3 Bill of Sale. Seller will have executed and delivered to Buyer an Assignment and Bill of Sale with respect to the portion of the Assets which is located in the United States substantially in the form attached as Exhibit A-1 and to USNR/KCC with respect to the portion of the Assets which is located in Canada substantially in the form attached as Exhibit A-2;

         4.1.4 Reserved.

         4.1.5 License Agreement. The license referenced in Section 1.4.2 (with respect to the Shared Intellectual Property) will be transferred to Buyer by a License Agreement (from Seller to Buyer) delivered at Closing in the form attached as Exhibit B;

         4.1.6 Ancillary Agreements. Seller will have duly authorized, executed and delivered to Buyer each of the following agreements (the "Ancillary Agreements"):

                  (a) Covenant Not to Compete between Buyer and Seller in the form attached as Exhibit C (the "Non-Compete Agreement");

                  (b) Sensor Supply and Manufacturing License Agreement in the form attached as Exhibit D (the "License Agreement"); and

                  (c) Escrow Agreement among Buyer, Seller and Ball Janik LLP (as escrow agent), in the form attached as Exhibit E (the "Escrow Agreement").

         4.1.7 Employment Agreements. Each of Chris Blomquist and Shawn Best will have entered into an employment agreement with Buyer in a form approved by Buyer;

         4.1.8 Assignments of Leases and Assumed Contracts. Seller will have duly authorized, executed and delivered to Buyer an assignment with respect to each of the Leases and Assumed Contracts, as requested by Buyer;

         4.1.9 No Adverse Change. There will have occurred no material adverse change to the Assets or in the operations or prospects of the FPBU since December 12, 2001, other than changes in general economic conditions and actions that are required to separate the FPBU and the Assets from Seller's other operations. Since that date, Seller has not sold, transferred, encumbered, disposed of or lost any material assets of the FPBU, other than sales of inventory in the ordinary course of business, and there has been no material adverse change in the Assets or the FPBU; and

         4.1.10 No Proceedings. There will not be in effect at the Closing, and no action will be pending or threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator allowing any third party to obtain damages against Buyer as a result of the consummation of the transactions contemplated by this Agreement or restraining, enjoining, or otherwise preventing Buyer from the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

     4.2 Conditions Precedent to Seller's Obligations. The obligations of Seller to sell the Assets to Buyer and otherwise consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions and the receipt by Seller of the following documents at the Closing:

         4.2.1 Accuracy of Representations. Buyer's representations and warranties set forth in Section 6 hereof will be true and correct in all material respects as of the date of the Closing;

         4.2.2 Buyer's President and Secretary Certificate. The president or vice president of Buyer will have executed and delivered to Seller a President (or Vice President) Certificate certifying that Buyer's representations and warranties set forth in Section 6 are true and correct as of the Closing. The secretary of Buyer will have executed and delivered to Seller a Secretary Certificate certifying as to the incumbency of the officers of Seller authorized to close this Agreement, and Buyer will have delivered a certified copy of the appropriate proceedings of the Board of Directors of Buyer authorizing and approving this Agreement and the transactions and documents contemplated hereby;

         4.2.3 Payment. Buyer will deliver to Seller by wire transfer the payment required under Section 3.4;

         4.2.4 Ancillary Agreements. Buyer will have duly authorized, executed and delivered to Seller each of the Ancillary Agreements;

         4.2.5 License Agreement. The license referenced in Section 1.4.1 (with respect to the Intellectual Property) will be transferred to Seller by a License Agreement (from Buyer to Seller) delivered at Closing in the form attached as Exhibit G;

         4.2.6 Assumption Agreement. Buyer will have duly authorized, executed and delivered to Seller an Assumption Agreement in the form attached as Exhibit H; and

         4.2.7 No Proceedings. There will not be in effect at the Closing, and no action will be pending or threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator allowing any third party to obtain damages against Seller as a result of the consummation of the transactions contemplated by this Agreement or restraining, enjoining, or otherwise preventing Seller from the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

     4.3 Waiver. Buyer or Seller may waive in writing, in whole or in part, any condition applicable to such party under Section 4. A waiver by any party of any such condition shall not operate or be construed as the waiver of any other condition. A waiver by any party of any of the foregoing conditions shall be construed as the waiver of any breach of this Agreement resulting from the failure to satisfy the condition.

              SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that, except as otherwise stated herein or as set forth in Disclosure Schedule 5:

     5.1 Standing. Perceptron, Inc., Trident Systems, Inc. and Nanoose Systems Corporation are corporations duly organized and validly existing under the laws of the state of Michigan, state of Georgia and province of British Columbia, respectively. Seller has all the requisite corporate power and authority to own, lease and operate the Assets owned by it and to carry on the FPBU as it is currently being conducted and to own, lease, and operate its properties in connection with the FPBU. Seller is duly qualified or registered to do business in all jurisdictions in which the Assets owned by it are located or in which the operation of the FPBU requires qualification or registration, except where the failure to be so qualified or registered would not have a material adverse effect on the business or financial condition of the Seller or the FPBU, taken as a whole, or on the Assets, taken as a whole, ("Material Adverse Effect").

     5.2 Corporate Power and Authorization. Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, each Ancillary Agreement and each other agreement or instrument to be executed and delivered by Seller in connection with this Agreement (collectively, "Seller's Transaction Documents"). The execution, delivery and performance by Seller of each of Seller's Transaction Documents have been duly authorized by all necessary corporate action of Seller. Each of Seller's Transaction Documents constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights.

     5.3 No Conflicts. Neither the execution and delivery of the Seller's Transaction Documents nor the performance of any of Seller's obligations thereunder will, directly or indirectly (with or without notice, lapse of time or both): (a) contravene, conflict with or result in a violation of any provision of Seller's organizational documents or any resolution adopted by the Board of Directors of Seller; (b) contravene, conflict with or result in a violation of any law, regulation, order, judgment or decree applicable to it other than those violations which do not have a Material Adverse Effect; (c) to Seller's knowledge, contravene, conflict with or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Assumed Contract or any other material contract as to which Seller or any of the Assets is subject other than those violations which do not have a Material Adverse Effect; or (d) result in the imposition or creation of any lien on any of the Assets.

     5.4 Legal Proceedings. There is no legal proceeding or other legal action pending or, to Seller's knowledge, threatened against Seller that could prevent the consummation of the transactions contemplated by this Agreement or affect Seller's ability to perform its obligations under this Agreement or any of Seller's Transaction Documents.

     5.5 Approvals. No notice to, consent of, or registration or filing with, any governmental authority or, to Seller's knowledge, any other person or entity is required to be obtained or made by Seller to effectuate its execution or performance of this Agreement or any of Seller's Transaction Documents.

     5.6 Condition of Assets. To Seller's knowledge, the Assets include all of the assets used primarily in the operation of the FPBU and will be transferred to the Buyer in the same general operating condition, reasonable wear and tear excepted, as when inspected by the Buyer during the period of February 20 through February 26, 2002.

     5.7 Contracts. Seller has delivered or made available to Buyer as current and complete copies of the Assumed Contracts and the Excluded Contracts as exist in Seller's files. To Seller's knowledge, each of the Assumed Contracts was entered into in the ordinary course of business and is in full force and effect and does not and would not, if performed in accordance with its terms, violate any applicable law, statute, regulation, ordinance, order, judgment, permit or license, except where the failure to do so would not have a Material Adverse Effect. To the best of Seller's knowledge, there exists no material default or breach on the part of Seller or any other party under any Assumed Contract. Seller has not received notice from any party to any Assumed Contract that it will not consent to assignment of such Assumed Contract to Buyer or that it intends to cancel such Assumed Contract before its normal expiration.

     5.8 Intellectual Property.

         5.8.1 Representations. Disclosure Schedules 1.1.10 and 1.1.11 contain complete and correct lists of all registered Trademarks, with registration numbers and locations identified, as well as all registered copyrights, patents and similar rights and all applications for the foregoing, owned by the Seller and which are used in the FPBU (collectively the "Rights"). To Seller's knowledge, with respect to the Rights:

                  (a) Except as listed in Disclosure Schedule 5.8.1, the Rights are owned by Seller free and clear of any and all licenses, liens, claims, security interests, charges or encumbrances whatsoever and all such Rights and their registrations and applications are valid and subsisting and have not been abandoned, and no other firm, corporation, association or person has the right to use any such Rights in identical form thereof, or in such near resemblance thereto as to be likely, when applied to the goods of such person, to cause confusion, or to cause mistake, or to deceive;

                  (b) Except as listed in Disclosure Schedule 5.8.1, the Seller has not received any notice of interference or infringement of any asserted rights of others, and no proceedings have been instituted, are pending or threatened which challenge any rights in respect thereto or the validity thereof; and

                  (c) Except as listed in Disclosure Schedule 5.8.1, neither the designing, selling, or servicing of any FPBU product of Seller, nor the activities of the FPBU, infringes or violates any patent, trademark, copyright or other intellectual property right of a third party, and no third party has infringed or is infringing on the Rights.

         5.8.2 Licenses. There are no licenses currently in effect for any Trademarks or Intellectual Property except as identified in Disclosure Schedule 5.8.1.

         5.8.3 Inclusion. The Intellectual Property and the Shared Intellectual Property includes all (i) inventions (regardless of whether patentable), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, manufacturing and process information, business plans, franchises, market research, customer lists and information, credit information, licenses, know how, technology, technical data, specifications, test data, and all documentation relating to any of the foregoing, (ii) documentation, specifications, user manuals, designs, drawings, promotional literature, marketing documents, and other literary works, (iii) software, (iv) customer lists, distributor lists, supplier lists, open bid and quotation documents, sales records, and completed contract documents, maintenance and warranty records, databases and data collections and other confidential or proprietary business information, and (v) all documentation related to any of the foregoing, relating to the FPBU which are held or used by Seller in its conduct of the FPBU.

     5.9 Title. Except with respect to the Intellectual Property, which is covered in Section 5.8, Seller has good and marketable title to and is the sole owner of all of the Assets, there are no outstanding options or rights in any person to acquire any of the Assets, and the Assets are not subject to any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, lease or adverse claim.

     5.10 Environmental, Health and Safety. To Seller's knowledge, there are no notices, reports and assessments to or from any governmental agency with respect to any investigation or identifying or alleging any violation by Seller of, or recommending or requiring any corrective action by Seller under, any Environmental Law ("Environmental Law" means any federal, state, provincial or local law, statute, regulation, ordinance, order or judgment relating to pollution or the protection of the environment, natural resources or public health and safety, including without limitation those relating to the presence, ownership, use, handling, manufacture, generation, storage, treatment, discharge, release, transportation, disposal, investigation or remediation of any material, waste, chemical or byproduct defined as a hazardous or toxic substance, pollutant, waste, or any other unwholesome, toxic or radioactive material) in connection with any Asset or the FPBU, other than those violations which do not have a Material Adverse Effect. Additionally, to Seller's knowledge:

                  (a) there is no investigation or proceeding, by any governmental agency under any Environmental Law relating to any Asset or the FPBU;

                  (b) neither the ownership or use of any Assets nor the activities of the FPBU as conducted by Seller during the past twelve months violates or has violated any Environmental Law or any permit granted under any Environmental Law, other than those violations which do not have a Material Adverse Effect;

                  (c) the FPBU of the Seller has not been the subject of any (i) actual or threatened release of, (ii) improperly or inadequately contained or controlled, or (iii) contamination caused by any hazardous substance, pollutant, or contaminant as defined by any Environmental Law, including without limitation petroleum products, on any of the owned or leased properties of Seller;

                  (d) Seller does not know of the presence of any hazardous substance at the Seller's owned or leased properties including any hazardous substance, pollutant or contaminant as defined by any Environmental Law; and

                  (e) Seller has not been notified by any source that it is or may be a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act, as amended.

     5.11 Permits and Laws. Disclosure Schedule 5.11 lists all material governmental permits, licenses and authorizations held by Seller in connection with the ownership and use of the Assets and the activities of the FPBU. To Seller's knowledge, such permits meet all requirements of applicable governmental bodies required in order for the Seller to continue to conduct the business of the FPBU in a manner consistent with past practices during the twelve months prior to the Closing. During the past twelve months, Seller has not received any citations, fines or penalties from any governmental agency and has no knowledge of any activities of the FPBU which violate any statute and/or regulations, other than violations that have been cured or violations which do not have a Material Adverse Effect. To Seller's knowledge, no material violations have been recorded or alleged in respect of any such licenses, approvals or authorizations, and no proceeding is pending or, to the knowledge of Seller, threatened or contemplated with respect to the revocation or limitation of the same.

     5.12 Government Matters. To Seller's knowledge, during the past twelve months Seller has not received any notice of non-compliance or impending regulatory action, notice of audit or warning letter from any United States, state or foreign government agency or authority with respect to the Assets or the FPBU, other than violations that have been cured or violations which do not have a Material Adverse Effect. Seller is not awaiting results of any audit or investigation by any such governmental agency or authority of any Asset or the FPBU. To Seller's knowledge, Seller has filed all reports and notifications required by any governmental agency to be filed with respect to any Asset or the FPBU, where the failure to so file would have a Material Adverse Effect on the Assets or the FPBU.

     5.13 Employees. Seller is not a party or otherwise subject to any collective bargaining agreement. To Seller's knowledge, during the past two years, Seller is and has been in material compliance with all applicable laws regarding employment and employment practices with respect to the employees of the FPBU. Seller has not experienced any work stoppage involving the employees of the FPBU within the past two years. To Seller's knowledge, the employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by Seller that are subject to ERISA (or comparable Canadian laws) are in material compliance with the applicable requirements of ERISA (and such comparable Canadian laws). To Seller's knowledge, each of the ERISA Plans is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the related trust is tax-exempt under Section 501(a) of the Code. To Seller's knowledge, the Seller does not maintain any plans that are subject to Section 412 of the Code. To Seller's knowledge, none of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. To Seller's knowledge, there are not and have not been any excess deferrals or excess contributions under any ERISA Plan that have not been corrected. To Seller's knowledge, each ERISA Plan is and has been operated and administered in material conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. To Seller's knowledge, Seller has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any retirement plan or arrangement, or any other plan, agreement or arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

     5.14 Brokers. Seller has not retained and is not liable to any broker, finder, investment banker or other brokerage agent in connection with the transactions contemplated by this Agreement.

     5.15 No Violation. To Seller's knowledge, The business of the FPBU, as conducted during the twelve months prior to the Closing, did not violate any law or regulation, the violation of which would have a Material Adverse Effect on the FPBU or the Assets.

     5.16 Value. Seller has made its own independent evaluation of the value of the Assets and the advisability of entering into the transactions contemplated by this Agreement. In so doing, Seller has not relied upon any representation, warranty, statement or promise of or by Buyer, except as specifically provided in this Agreement.

     5.17 Financial Statements. To the Seller's knowledge, each of the latest balance sheets, statement of income and statements of cash flow of the FPBU provided to the Buyer for the fiscal years ended June 30, 1999, 2000 and 2001 and for each of the quarterly periods thereon, and for the quarters ended September 30, 2001 and December 31, 2001, have been prepared from the books and records of the Company and its subsidiaries and fairly present in all material respects the financial conditions of the FPBU as of the date stated.

     5.18 Information. To the Seller's knowledge, the latest version of the following historical information provided by the Seller to the Buyer in writing after December 12, 2001 is true and correct in all material respects:

         -    Bills of Material for the FPBU products and the Sensors.

         - Information concerning Seller's costs for materials, manufacturing labor, manufacturing overhead, and warranty for FPBU products and the Sensors.

         - Seller's lines of business (products and markets) other than the lines of business of the FPBU.

         - Seller's transfer pricing policies with respect to the FPBU and within the FPBU.

         - Information related to accounts receivable of the FPBU, including without limitation accounts receivable agings.

         - Information related to inventory associated with the FPBU, including without limitation schedules listing such inventory.

         - Information concerning the location of business records related to the FPBU.

         - Information concerning prepaid expenses related to the FPBU, including without limitation any schedules of such prepaid expenses.

         - Schedules listing depreciable fixed assets and other non-capitalized tangible assets of the FPBU.

         - Information regarding the information systems used by the FPBU, including desktop and centralized computer hardware and related peripheral equipment, desktop and centralized computer software, networking hardware and software (LAN, WAN, VPN), Internet access, and email.

         - Information concerning advance payments by customers, including without limitation schedules listing Customer Deposits.

         - Information concerning Seller's standard terms of warranty and outstanding warranty obligations related to the FPBU.

         - Information concerning Seller's standard terms of sale for sales from the FPBU and exceptions to such standard terms.

         - Reports listing the FPBU's bookings and backlog from January 1, 1999 through February 28, 2003.

         - Reports listing the FPBU's headcount from January 1, 1999 through February 28, 2003.

         - Lists of the FPBU's employees, including names, job titles, dates of hire, supervisor, and compensation information.

         -    Price lists and discount schedules for the FPBU products.

         - Samples of Seller's forms, literature, videos, CD-ROMs, and other tangible, written marketing materials concerning the FPBU.

         - Information concerning joint ventures and research partnerships relating to the FPBU.

         - Information concerning licenses, permits, registrations, approvals, etc., relating to the FPBU.

         - Information concerning trade group memberships relating to the FPBU.

         -    Descriptions of the Seller's employee benefits for FPBU employees.

         - Descriptions of the Seller's personnel policies applicable to the FPBU employees.

               SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that except as otherwise stated herein or set forth in Disclosure Schedule 6:

     6.1 Standing. Buyer is a corporation duly organized and validly existing under the laws of the state of Delaware. Buyer has all the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is currently being conducted and to own, lease, and operate its properties in connection with the FPBU. Buyer is duly qualified or registered to do business in all jurisdictions in which the operation of its business requires qualification or registration, except where the failure to be so qualified or registered would not have a material adverse effect on the financial condition of Buyer taken as a whole.

     6.2 Corporate Power and Authorization. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, each Ancillary Agreement and each other agreement or instrument to be executed and delivered by Buyer in connection with this Agreement (collectively, "Buyer's Transaction Documents"). The execution, delivery and performance by Seller of each of Buyer's Transaction Documents have been duly authorized by all necessary corporate action of Seller. Each of Buyer's Transaction Documents constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights.

     6.3 No Conflicts. Neither the execution and delivery of the Buyer's Transaction Documents nor the performance of any of Buyer's obligations thereunder will, directly or indirectly (with or without notice, lapse of time or both): (a) contravene, conflict with or result in a violation of any provision of Buyer's organizational documents or any resolution adopted by the Board of Directors of Buyer; (b) contravene, conflict with or result in a violation of any legal requirement, except where the contravention, conflict or violation would not have a material adverse effect on the financial condition of Buyer taken as a whole; or (c) to Buyer's knowledge, contravene, conflict with or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material contract as to which Buyer is subject other than those violations which do not have a material adverse effect on the financial condition of Buyer taken as a whole.

     6.4 Legal Proceedings. There is no legal proceeding or other legal action pending or, to Buyer's knowledge, threatened against Buyer that could prevent the consummation of the transactions contemplated by this Agreement or affect Buyer's ability to perform its obligations under this Agreement or any of Buyer's Transaction Documents.

     6.5 Approvals. No notice to, consent of, or registration or filing with, any governmental authority or to Buyer's knowledge other person or entity is required to be obtained or made by Buyer to effectuate its execution or performance of this Agreement or any of Buyer's Transaction Documents.

     6.6 Brokers. Buyer has not retained and is not liable to any broker, finder, investment banker or other brokerage agent in connection with the transactions contemplated by this Agreement.

     6.7 Value. Buyer has made its own independent evaluation of the value of the Assets and the advisability of entering into the transactions contemplated by this Agreement. In so doing, Buyer has not relied upon any representation, warranty, statement or promise of or by Seller, except for the information and materials described in Sections 5.17 and 5.18, the representations of Seller in this Section 6, and otherwise as specifically provided in this Agreement.

             SECTION 7. LIMITATIONS ON REPRESENTATIONS & WARRANTIES

     7.1 Survival of Representations. The representations and warranties made in Sections 5 and 6 will survive for a period of two years from and after the Closing (and thereafter, to the extent of a claim or action made prior to such two-year period, until such claim or action is finally resolved). No claim for indemnification pursuant to Section 10 will be made by either Buyer or Seller based upon a breach or alleged breach of any representation or warranty unless written notice of such claim or action is received by the other party prior to expiration of the survival period applicable to the representation or warranty pursuant to this Section 7.1.

     7.2 Reliability of Representations. Buyer and Seller will be entitled to rely upon the representations and warranties set forth herein and in each Disclosure Schedule, but only for so long as such representations and warranties will survive as set forth above.

                          SECTION 8. OTHER AGREEMENTS

     8.1 Consents, Assignments and Further Assurances. From and after the date of this Agreement, Buyer and Seller will each cooperate with each other and use all commercially reasonable efforts to obtain as soon as practicable all consents, approvals, authorizations and waivers required to be obtained from governmental authorities, parties to Assumed Contracts and other persons necessary in order to enable Seller to sell, assign and deliver the Assets and Assumed Contracts to Buyer, and to enable Buyer to purchase, assume and accept the Assets and Assumed Contracts from Seller and to conduct the FPBU as it has been conducted by Seller during the twelve months prior to the Closing. Buyer and Seller will each provide to the other such additional instruments and documents and perform such other acts and deeds and render such additional assistance as the other may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement, including effectuating the transfer of Intellectual Property and know-how related to the Assets and the FPBU.

     8.2 Books and Records; Mutual Cooperation. Each party will maintain and preserve, for a period of not less than six years after the Closing, all books and records in its possession relating to the Assets, Assumed Liabilities and the FPBU. If a party intends to destroy or dispose of any such books and records (the "Subject Records") before expiration of the six-year term, the party will give not less that 60 days' written notice of such intent to the other party. The other party may, by written notice delivered at any time during the 60-day period, elect to receive a transfer of the Subject Records. In such event, the transferring party will cooperate in transferring the records to the party that requests the transfer. All costs of transferring the records will be borne by the party requesting the transfer. For a period of not less than six years from the Closing (plus any additional time during which a party has been advised that there is a tax audit with respect to a period prior to the Closing) Buyer and Seller will each, at the request of the other party, make available to such other party from time to time on a reasonable basis records and other documents relating to the Assets, Assumed Liabilities and the FPBU for periods prior to the Closing. After the Closing Date, Buyer and Seller will each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the FPBU, and each will retain and provide the other with any records or information which may be relevant to such return, audit, examination, or proceedings. Such assistance will include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and will include providing copies of any relevant documents and information. The party requesting assistance hereunder will reimburse the other for reasonable expenses incurred in providing such assistance.

     8.3 Wind-Down of FPBU. Seller will, promptly following the closing, wind down and dissolve Nanoose Systems Corporation and Trident Systems, Inc., unless Seller determines for tax or financial purposes that dissolution is not in Seller's best interests, in which case Seller will, within 30 days after the Closing, formally change the corporate names of Nanoose Systems Corporation and Trident Systems, Inc. to names which do not use any of the words "Nanoose," "Trident," or "Perceptron" and will file such documents as might be required to provide proper notice of such changes of name to applicable government authorities. At Seller's request, Buyer will provide Seller with reasonable assistance with respect to the Retained Liabilities and the wind-down of the FPBU, including the collection of the Syst-M and Mac Equipment receivables. Seller will reimburse Buyer for such assistance on a time and material basis, without markup.

     8.4 Employment Matters.

         8.4.1 Transition. Seller will terminate all of the employees of the FPBU immediately prior to the Closing. Buyer will offer new employment to those employees of Seller listed on Disclosure Schedule 8.4.1 to be effective on the day after the Closing Date, on terms and conditions determined by Buyer. Seller will assist Buyer in its recruitment of such of the employees of the FPBU as Buyer may desire to hire. All such offers will be subject to each employee completing Buyer's standard employment application and meeting all of Buyer's employment standards. The parties will, on a mutually approved basis, hold meetings with the FPBU employees and issue communications to the employees concerning the expected sale of the Assets to Buyer.

         8.4.2 Payments. Seller will pay, within the time frames required by its employment policies and applicable law, all wages, bonuses, severance (including Canadian common law and statutory severance), vacation pay, sick pay, change in control agreements and other arrangements to each of the employees of the FPBU following their termination, except for the Assumed Vacation Liabilities identified under Section 2.1.2 and Disclosure Schedule 2.1.2. If Buyer terminates the employment of any of the employees listed on Disclosure Schedule
8.4.1 on or before December 13, 2002, Seller will be liable for and pay to Buyer any statutory or common law severance that Buyer is required to pay to such terminated employees that exceeds the amount that Buyer would have been required to pay to such terminated employees if such employees were neither given nor entitled to credit for any length of service with Seller (that is, as if each such employee started new employment with Buyer on the day after Closing with no tacking-on or credit for prior service with Seller). Buyer will provide Seller with one or more invoices for such amounts, accompanied by reasonable supporting documentation. Seller will pay the invoices within 30 days from receipt. If Buyer terminates the employment of any of the employees listed on Disclosure
Schedule 8.4.1 after December 13, 2002, Buyer will be solely liable for any statutory or common law severance payable to such terminated employees.

         8.4.3 COBRA. Seller will be responsible for providing continuation coverage as required by Section 5980B9(f) of the Code and Part 6 of Title I or ERISA or any similar law in effect in any jurisdiction (including Canadian jurisdictions) in which any terminated employee resides ("COBRA") to those employee of Seller and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement. Such employees and/or Seller will be responsible for the payment of any COBRA premium in accordance with applicable law and agreements between Seller and its employees.

         8.4.4 WARN Act. Seller will be solely responsible for any notification and liability under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), as well as under comparable Canadian laws, relating to the termination of employees of Seller occurring on or prior to the Closing.

     8.5 Post-Closing Use of Seller's Facilities. During the ninety-day period after Closing, Buyer will be entitled to the continuing use of Seller's facility in Plymouth, Michigan on a basis which is consistent with the use of that facility by Seller's employees primarily associated with the FPBU during the six-month period prior to Closing. The right to use the Plymouth facility will include the right to reasonable use of utilities (such as electricity, heat, local telephone, janitorial, security, garbage, water, etc.) and the reasonable use of common areas (e.g., cafeteria, bathrooms, hallways, meeting rooms, etc.), consistent with the use of such utilities and common areas by Seller's employees primarily associated with the FPBU during the six-month period prior to Closing. Buyer's use of the Plymouth facility during the ninety-day period will be without charge to Buyer. However, Seller will be entitled to reimbursement from Buyer for any out-of-pocket costs incurred by Seller after the Closing due to usage of photocopying equipment, supplies, packing materials, shipping services, and/or long-distance telephone services by Buyer's employees who are located at the Plymouth facility after the Closing or due to any misuse of the Plymouth facility by Buyer's employees after the Closing. Also, Buyer will have a period of 60 days after the Closing within which Buyer will be permitted access to Seller's leased facilities in Plymouth Meeting, PA, Coquitlam, BC and Montreal, PQ, without charge, for the purposes of relocating any Assets located at those facilities. Seller may accelerate this period as to any of the facilities in Plymouth Meeting, Coquitlam or Montreal if it subleases such facility or is able to terminate the lease of such facility before expiration of the 60-day period, provided that Seller will give Buyer not less than 15 business days' advance written notice of the last date on which Buyer will have access to such facility. Buyer will remove from Seller's facilities all of the tangible Assets located at those facilities within 90 days in the case of Seller's facility in Plymouth, Michigan and within 60 days (or such shorter period as described in the preceding sentence) in the case of other facilities of Seller.

     8.6 Taxes. Seller will be responsible, at its cost and expense, for the preparation and filing of all federal, state, local and foreign income tax returns and other tax returns based on the income or operations of the FPBU for periods ending on or before the Closing, and the payment of any taxes, interests, assessments and penalties ("Taxes") or the collection of any refunds relating thereto. Seller will also be responsible for the preparation and filing of all other tax returns and the payment of any taxes or the collection of any refunds relating to the FPBU that have a due date, whether extended or not, on or before the Closing.

     8.7 Bulk Sales Laws. Subject to all other terms of this Agreement, Seller and Buyer each waive compliance with any bulk sales laws applicable to the sale of the Assets or the transfer of the FPBU to Buyer; provided, however, that Seller will pay and discharge when due, and fully defend and indemnify Buyer from, any and all claims of creditors which could be asserted against Buyer by reason of such noncompliance, other than Assumed Liabilities.

     8.8 Public Announcements. Prior to Closing, no party to this Agreement will make any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior agreement of both Seller and Buyer; provided, however, that any party may, without obtaining any such agreement, make any disclosures which either party in good faith believes is required by applicable laws, governmental regulations or stock exchange rules (in which case such party will consult with the other party prior to making such disclosure). After Closing, Buyer may disclose or make public announcements with respect to the transaction contemplated in this Agreement.

     8.9 Exclusivity. Seller will not, for at least 30 days after the termination of this Agreement: (a) make any offer to or solicit or accept any offer from any third party which would involve a sale of any of the Assets outside of the ordinary course of business; or (b) engage in any discussions with any third party regarding the possibility of entering into a transaction involving the sale of any of the Assets outside of the ordinary course of business.

     8.10 Expenses. Buyer and Seller will each be responsible for paying costs it incurs in connection with the negotiation and execution of this Agreement and any related due diligence. Each party will pay all applicable taxes arising out of this Agreement for which it is liable under applicable law.

     8.11 Buyer to be Bound by Confidentiality Provisions. On and after the Closing Date, Buyer agrees to be bound by any and all confidentiality provisions under any Assumed Contract and by all applicable laws imposing confidentiality in connection with such Assumed Contracts.

     8.12 Website and Email. For a period of one year after the Closing, Seller will, at the request of Buyer, maintain a prominent button on its website (www.perceptron.com) linking users to an Internet URL designated by Buyer. The form of the link will be mutually approved. Also, for a period of one year after closing, Seller will redirect emails sent to "username@perceptron.com" email addresses for certain former employees of Seller who become employed by Buyer, to new "username@usnr.com" email addresses for such employees.

     8.13 Warranty Administration. As set forth in Section 2.1.1, Buyer is not assuming any warranty obligations with respect to products delivered by Seller prior to the Closing. Seller will perform such warranty service or, at its option, may request Buyer to perform the warranty service, which Buyer will perform on a time and materials basis at Buyer's cost without mark-up for overhead or profit. If Seller performs the warranty service and in that regard requires access to Buyer's inventory, software, tools or other items, Buyer will supply such items to Seller on a time and materials basis at Buyer's cost without mark-up for overhead or profit. Buyer will provide warranty administration services without charge. Such services will include customer contact, communications with third-party suppliers of parts and components, such as computers, advising customers on where to ship defective third-party parts and components and general customer service.

     8.14 Schedules. Notwithstanding anything to the contrary contained in this Agreement, any of the exhibits or any Disclosure Schedule, any information disclosed in one section of this Agreement, any exhibit, or any Disclosure Schedule shall be deemed to be disclosed with respect to this Agreement, the exhibits and all Disclosure Schedules, as the case may be. The Disclosure Schedules and all exhibits hereto are incorporated herein and made a part of this Agreement as if set forth herein in full.



                       SECTION 9. CANADIAN TAX PROVISIONS

     9.1 ETA Election. Provided that Buyer can do so through USNR/KCC without incurring any cost to Buyer or to USNR/KCC (or if Seller agrees to reimburse Buyer for any cost to Buyer or to USNR/KCC), Buyer (through USNR/KCC) shall, along with the Seller, jointly make the election provided for in paragraph 167(1)(b) of the Excise Tax Act (Canada) (the "ETA") to have subsection 167(1.1) of the ETA apply to the sale and purchase of the Assets; and Buyer (through USNR/KCC) shall file the election within the time prescribed by subsection 167(1.1) of the ETA.

     9.2 Substantially All Assets. The Buyer and Seller acknowledge that the Buyer is acquiring ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for the Buyer to be capable of carrying on the business or part of the business for purposes of the ETA election.

     9.3 SSTA. The Buyer and Seller have negotiated and agreed on the Purchase Price on the basis that it includes any non-recoverable transfer taxes. Section 91 of the Social Service Tax Act (British Columbia) (the "SSTA") provides that "A person who sells or leases, as lessor, tangible personal property must not advertise or hold out or state to the public or to any purchaser, user or lessee, directly or indirectly, that the tax or any part of it imposed under this SSTA (a) will be assumed or absorbed by the person, (b) will not be considered as an element in the price to the purchaser, user or lessee, or (c) if added, will be refunded." Accordingly, to the extent that any of the Assets are subject to any tax ("SST") imposed under the Social Service Tax Act (British Columbia), the Buyer and Seller agree that the amount of the Purchase Price allocated to such Purchased Assets shall be adjusted to an amount equal to 93.02325% of the amount of the Purchase Price allocated to those assets.

     9.4 Allocation and Payment. On Closing, the Buyer shall pay to the Seller any applicable SST based on the amount of the Purchase Price allocated to any assets that are subject to SST after taking into account the adjustment provided for in Section 9.3.

     9.5 Location of Inventory. The Buyer represents and warrants to the Seller that the Buyer is acquiring the Inventory located in British Columbia, Canada for the purposes of resale.

     9.6 Registration. The Buyer represents to the Seller that, to Buyer's knowledge, USNR/KCC is registered under section 92 of the SSTA, has been issued registration certificate number R846067 under the authority of the SSTA, and the certificate is in force and will be in force as of the Closing, provided that Buyer shall have no liability to Seller based upon this representation.

     9.7 SST Remittance. The Seller shall remit any SST collected from the Buyer within the time prescribed by the SSTA or any regulations promulgated thereunder.

     9.8 Duplicate Certificate. Within thirty days of Closing, the Seller shall provide to the Buyer the duplicate copy of the certificate issued by the British Columbia Commissioner of Tax to the Seller pursuant to subsection 99(1) of the SSTA.

     9.9 Accounts Receivable. For purposes of this Section 9 only, the Assets consisting of Accounts Receivable identified on Disclosure Schedule 1.1.1 under Parksville - Billed and Unbilled shall be deemed to be sold by Seller to Buyer at the face amount of each such account receivable as of the Closing Date, without discount.

                          SECTION 10. INDEMNIFICATION

     10.1 Indemnification by Seller. From and after the Closing, Seller will hold harmless, indemnify and defend Buyer and its permitted successors and assigns, and their respective officers, directors, employees, stockholders, agents and affiliates, from and against any and all damages, claims, losses, liabilities and expenses (including without limitation costs of investigation and reasonable attorneys' fees and expenses) ("Loss"), whether or not involving a third-party claim, which may arise out of (a) any breach by Seller of any representation or warranty in this Agreement or in any certificate or documents delivered pursuant to this Agreement, (b) any other breach or violation by Seller of any covenants of this Agreement, (c) any breach or other violation by Seller of any of its obligations under any of the Seller's Transaction Documents (other than the License Agreement), (d) except as specifically provided in Sections 2.1, 2.2 and 2.3, any sale by Seller to any third party prior to the Closing Date, and (e) except as specifically provided in Sections 2.1, 2.2 and 2.3, any action or failure to act by Seller prior to the Closing Date; provided, however, that (1) there shall be no liability under this Section 10.1 for any Loss unless the aggregate of all such Losses, but for this proviso, exceeds on a cumulative basis an amount equal to $50,000; (2) the aggregate liability of Seller under this Section 10.1 for any breach of any representation or warranty in this Agreement shall not under any circumstances exceed $2,000,000; and (3) any Losses shall first be satisfied by treating them as a prepayment of the Note. The limitations on liability in this Section 10.1 shall not operate as or be construed as limitations on Seller's liability under any of the Ancillary Agreements.

     10.2 Indemnification by Buyer. From and after the Closing, Buyer will hold harmless, indemnify and defend Seller and its permitted successors and assigns, and their respective officers, directors, employees, stockholders, agents and affiliates, from and against any and all damages, claims, losses, liabilities and expenses (including without limitation costs of investigation reasonable attorneys' fees and expenses) ("Loss"), whether or not involving a third-party claim which may arise out of (a) any breach by Buyer of any representation or warranty in this Agreement or in any certificate or documents delivered pursuant to this Agreement, (b) any other breach or violation by Buyer of any covenants of this Agreement, (c) any breach or other violation by Buyer of any of its obligations under any of the Buyer's Transaction Documents (other than the License Agreement) and (d) except as otherwise provided in this Agreement (including without limitation in

Sections 10.1 and 10.3) or in any of the Ancillary Agreements, liabilities and obligations attributable to actions or failure to act by Buyer in connection with the operation of the Assets after the Closing; provided, however, that (1) there shall be no liability under this Section 10.2 for any Loss unless the aggregate of all such Losses, but for this proviso, exceeds on a cumulative basis an amount equal to $50,000 and (2) the aggregate liability of Buyer under this Section 10.2 for any breach of any representation or warranty in this Agreement shall not under any circumstances exceed $2,000,000. The limitations on liability in this Section 10.2 shall not operate as or be construed as limitations on Buyer's liability under any of the Ancillary Agreements.

     10.3 Patent Infringement. Without regard to any exceptions to Seller's representations and warranties in this Agreement or in any Disclosure Schedule, Seller will indemnify Buyer, in accordance with the provisions of this Section 10, with respect to any claim that any sensor sold or licensed by Seller before the Closing infringes any patent or other intellectual property right of any third party.

     10.4 Calculation of Losses. Prior to the assertion of any claim for indemnification under this Section 10, the indemnified party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice (and which shall in any event include, without limitation, seeking recoveries under insurance policies), to mitigate such Losses. Recovery pursuant to this Section 10 shall in no event include any consequential, incidental, or punitive damages to Buyer or to Seller, including but not limited to, damages for lost profits, business losses or diminution in value of any asset whatsoever ("Consequential Damages"). However, if Buyer is required to pay any third party for Consequential Damages suffered by the third party, then the amount of any such payment by Buyer for such third-party Consequential Damages will be considered to be actual damages to Buyer and not as Consequential Damages to Buyer. Buyer will endeavor to use commercially reasonable efforts, in accordance with Buyer's normal past practices, to limit its exposure to Consequential Damages in its dealings with third parties. However, Seller acknowledges that Buyer's ability, through the exercise of commercially reasonable efforts, to limit its exposure to liability for Consequential Damages is not absolute and is instead affected by a number of factors. Those factors, some of which are beyond the control of Buyer, include without limitation the relative bargaining power of Buyer and it customers, prevailing commercial and industry standards, the practices of Buyer's competitors and other competitive factors, industry and general economic conditions, and Buyer's need to negotiate contract terms with third parties which are favorable to Buyer in many respects other than just with respect to limitation of Buyer's potential liability for Consequential Damages. Further, Seller acknowledges that Buyer's normal practices with regard to its efforts to limit its exposure to liability for Consequential Damages have in the past and will in the future include from time to time mistakes, errors of judgment, or other failures to obtain limitations on Buyer's exposure to Consequential Damages which limitations may perhaps have been obtainable by Buyer but for such mistakes, errors of judgment or other failures. Nothing in this Section 10.4 shall limit Seller's indemnity obligation to Buyer under Section 10 as a result of any such mistake, error of judgment or other failure.

     10.5 Notice and Defense of Claims. If either party ("Indemnitee") receives notice or otherwise obtains knowledge of any matter with respect to which the other party ("Indemnitor") may become obligated to hold harmless or indemnify Indemnitee under this Section 10, then Indemnitee will promptly deliver to Indemnitor a written notice describing such matter, provided that failure to promptly deliver such notice will not affect the indemnification obligation except to the extent the Indemnitor is prejudiced or injured thereby. If such matter involves a third party, Indemnitor will have the right, at its option, to assume the defense of such matter at its own expense and with its own counsel, provided that such counsel does not have an actual or potential conflict of interest. If Indemnitor elects to and does assume the defense of such matter, (a) Indemnitee will fully cooperate as reasonably requested by Indemnitor in the defense or settlement of such matter, (b) Indemnitor will keep Indemnitee reasonably informed of developments and events relating to such matter, and (c) Indemnitee will have the right to participate, at its own expense, in the defense of such matter. Indemnitee will not settle or compromise such matter, without the Indemnitor's prior written consent. If Indemnitor does not assume the defense of such matter, it may participate, at its own expense, in the defense thereof and Indemnitee will keep Indemnitor reasonably informed of developments and events relating to such matter.

     10.6 Payments to Indemnified Parties. An Indemnitor with an indemnification obligation under this Section 10 will promptly reimburse each Indemnitee for all amounts owed under this Section 10 from time to time, at the Indemnitee's request, as such amounts are incurred.

     10.7 Sole Remedy. Buyer and Seller acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than injunctive relief or specific performance, as provided in Section 11.1, and any claim based on fraud) shall be under the indemnification provisions set forth in this Section 10, and that such remedy shall be exercised solely by means of the exercise of their rights and remedies thereunder. In furtherance thereof, Buyer and Seller hereby waive to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action relating to the transactions contemplated by this Agreement that they may have under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise except under the indemnification provisions set forth in this Section 10.

     10.8 Payments as Purchase Price. All indemnification payments made under this Section 10 shall be treated by all parties as an adjustment to the Purchase Price.

                           SECTION 11. MISCELLANEOUS

     11.1 Specific Performance. Each party acknowledges that the other party will be irreparably harmed in the event of a breach or threatened breach of the provisions of this Agreement. In the event of a breach or threatened breach, the aggrieved party will be entitled to an injunction, without posting of bond, restraining the breaching party from engaging in any of the activities prohibited by this Agreement, whether such activities actually have been engaged in or are threatened. Nothing herein will be construed as prohibiting a party from pursuing any other available remedies at law or in equity for such breach or threatened breach, including the recovery of damages.

     11.2 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any party or circumstance, is to any extent held invalid or unenforceable by a judicial order, the remainder of this Agreement or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby and each term, covenant, condition or provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. The invalid or unenforceable provision will be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it will then be applied.

     11.3 Binding Effect. Buyer may assign its rights and obligations under this Agreement, provided Buyer will remain liable to Seller for Buyer's obligations under this Agreement, including for the breach of any such obligations by the assignee. Seller may assign its rights and obligations under this Agreement, provided that (a) the assignee is not a business entity which competes with Buyer by selling products or services primarily intended for operators of wood processing facilities (e.g., sawmills, planer mills, panel mills, etc.) and (b) Seller will remain liable to Buyer for Seller's obligations under this Agreement and each of the Ancillary Agreements, including for the breach of any such obligations by the assignee. Seller may also assign it rights and obligations under this Agreement in connection with the sale of all or substantially all of its assets, but only if (i) Seller will remain liable to Buyer for Seller's obligations under this Agreement, including for the breach of any such obligations by the assignee, and (ii) the assignee assumes and agrees to perform all of Seller's obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     11.4 Headings; Drafting. The headings used in this Agreement are intended for convenience of reference only. The headings will not be considered to have any substantive significance or to define, limit or enlarge the scope or meaning of this Agreement or any provision hereof. This Agreement is deemed to have been drafted jointly by the parties and, accordingly, any ambiguous provision will not be resolved in favor of one party on the basis that the other party drafted the ambiguous provision.

     11.5 Jurisdiction and Venue. If Buyer brings legal action against Seller to enforce or declare the terms of this Agreement, Buyer will initiate the legal action in the U.S. District Court for the Eastern District of Michigan or in the Circuit Court of the State of Michigan, in Washtenaw County, and the legal action will thereafter be adjudicated exclusively within such court. If Seller brings legal action against Buyer to enforce or declare the terms of this Agreement, Seller will initiate the legal action in the U.S. District Court for the District of Oregon or in the Circuit Court of the State of Oregon, in Multnomah County, and the legal action will thereafter be adjudicated exclusively within such court. Each party submits to the exclusive jurisdiction of the federal and state courts as specified above. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in the attached Schedule of Notice Addresses (or such changed address as provided in Section
8.11 Notices below) shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 8.5 Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. During any time that litigation is pending between the parties, any new legal action between the parties will be initiated and adjudicated in the same state or federal court in which the litigation is already pending, regardless which party initiates the new legal action and, to the extent permitted, shall be consolidated with the pending litigation.

     11.6 Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Oregon, regardless of whether jurisdiction and venue lie in Michigan or Oregon.

     11.7 Attorney's Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Agreement or in connection with any dispute hereunder, the party which substantially prevails will be entitled to recover such amount as the court may adjudge reasonable as attorney's fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

     11.8 Entire Agreement. This Agreement, together with the other agreements and instruments referenced herein, contains the entire agreement with respect to the matters contemplated by this Agreement and supersedes all prior oral and written agreements, including the Letter of Intent dated February 15, 2002, among the parties with respect to such matters.

     11.9 Amendment. This Agreement may not be modified or amended except by a written agreement signed by an officer of each party.

     11.10 Waiver. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Agreement, no matter how long the same may continue, will not be deemed to be a waiver by the party of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement will be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

     11.11 Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed duly given if sent by (i) facsimile transmission and mailed as indicated on the attached Schedule of Notice Addresses (unless such address has changed by prior written notice); or
(ii) mailed, sent by overnight courier or delivered personally as indicated on the attached Schedule of Notice Addresses (unless such address has been changed by prior written notice). Delivery will be deemed effective on the first business day after the date on which the facsimile is successfully transmitted, or the notice is received in the case of any other notice. A party may change its mailing address and/or fax number by providing written notice to the other party.

     11.12 Delays. Neither party will incur any liability for any delay in performance which results from power failure, energy shortage, act of God, act of governmental authority, act of a public enemy or of war, terrorist attack, riot, fire, flood, civil commotion, insurrection, labor difficulty (including without limitation, strike, boycott, or other work stoppage or slowdown), severe or adverse weather condition, act of subcontractors or suppliers or other cause beyond the party's control.

     11.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same agreement, and it may be executed by facsimile signature.

     11.14 Further Assurances. From time to time, upon request of either party, the other party will execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill its obligations under this Agreement.

     11.15 Joint and Several Liability. The obligations and liabilities of Seller under this Agreement shall be joint and several with respect to Perceptron, Inc., Nanoose Systems Corporation, and Trident Systems, Inc. (the "Perceptron Corporations"). However, in seeking performance and/or damages from Seller under this Agreement, Buyer may at its option seek and obtain performance and/or damages from any or all of the Perceptron Corporations.

     11.16 Definition of "Knowledge." As used in this Agreement, the terms "knowledge," "to its knowledge," "known," "to the best of its knowledge" and words of similar import shall mean, with respect to Seller, knowledge by Alfred
A. Pease, John Garber, William Adams, Chris Blomquist, Harry T. Rittenhour, Wilfred J. Corriveau, Fred Jackson, R. Kent Gilbert, Shawn Best, Renee Johnson, Carl Brenton or Quinten Geyer and, with respect to Buyer, shall mean knowledge by an officer of Buyer.


Seller:                     PERCEPTRON, INC.


                            By:      /s/ A. A. Pease
                                ----------------------------------------------
                                   Alfred A. Pease
                                   Chairman and Chief Executive Officer

Nanoose:                    NANOOSE SYSTEMS CORPORATION


                            By:      /s/ A. A. Pease
                                ----------------------------------------------
                                   Alfred A. Pease
                                   President

Trident:                    TRIDENT SYSTEMS, INC.


                            By:      /s/ A. A. Pease
                                ----------------------------------------------
                                   Alfred A. Pease
                                   Chairman and Chief Executive Officer

Buyer:                      U. S. NATURAL RESOURCES, INC.


                            By:      /s/ George Van Hoomissen
                                ----------------------------------------------
                                   George Van Hoomissen
                                   President and CEO, Forest Group

                                   SCHEDULE OF
                                NOTICE ADDRESSES

IF TO SELLER:             PERCEPTRON, INC.
                          47827 Halyard Drive
                          Plymouth, MI 48170
                          Attention:  Alfred A. Pease
                                      Chairman and Chief Executive Officer
                          Facsimile:  734-414-4800

                          With copies to:
                          Perceptron, Inc.
                          47827 Halyard Drive
                          Plymouth, MI 48170
                          Attention:  William Adams
                                      General Counsel
                          Facsimile:  734-414-4800

                          Dykema Gossett PLLC
                          400 Renaissance Center
                          Detroit, Michigan 48243-1668
                          Attention:  Thomas S. Vaughn, Esq.
                          Facsimile:  (313) 568-6915


IF TO BUYER               U.S. NATURAL RESOURCES, INC.
                          P.O. Box 310
                          Woodland, WA 98674
                          Attention:  George Van Hoomissen
                                      President and CEO, Forest Group
                          Facsimile:  360-225-1096

                          With copies to:
                          U.S. Natural Resources, Inc.
                          8000 NE Parkway Drive, Suite 100
                          Vancouver, WA 98662
                          Attention:  Richard Ward
                          Facsimile:  360-892-2950

                          Ball Janik LLP
                          101 SW Main St., Suite 1100
                          Portland, OR 97204
                          Attention:  Joel S. Kaplan
                          Facsimile:  503-295-1058

                                LIST OF EXHIBITS


--------------------------------------------------------------------------------
REFERENCE             TITLE
--------------------------------------------------------------------------------
   A-1                Assignment and Bill of Sale for U.S. Assets
--------------------------------------------------------------------------------
   A-2                Assignment and Bill of Sale for Canadian Assets
--------------------------------------------------------------------------------
    B                 License Agreement (From Seller to Buyer)
--------------------------------------------------------------------------------
    C                 Covenant Not to Compete
--------------------------------------------------------------------------------
    D                 Sensor Supply and Manufacturing License Agreement
--------------------------------------------------------------------------------
    E                 Escrow Agreement
--------------------------------------------------------------------------------
    F                 Promissory Note
--------------------------------------------------------------------------------
    G                 License Agreement (From Buyer to Seller)
--------------------------------------------------------------------------------
    H                 Assumption Agreement
--------------------------------------------------------------------------------

                                    EXHIBIT C


                             COVENANT NOT TO COMPETE


     Between:     PERCEPTRON, INC., a  Michigan corporation         "Perceptron"

     And:         U.S. NATURAL RESOURCES, INC., a Delaware corporation    "USNR"

     Dated:       March 13, 2002

                                   BACKGROUND

                  USNR is purchasing and Perceptron is selling substantially all of the assets of Perceptron's Forest Products Business Unit (the "FPBU") pursuant to an Asset Purchase Agreement dated March 13, 2002 between USNR and Perceptron (the "Asset Purchase Agreement"). Contemporaneously with the execution of the Asset Purchase Agreement and this Agreement, Perceptron and USNR are entering into a Sensor Supply and Manufacturing License Agreement in the form attached as Exhibit B (the "License Agreement") and an Escrow Agreement in the form attached as Exhibit C (the "Escrow Agreement"). This Agreement sets forth the terms under which each of USNR and Perceptron will agree to not engage in certain defined businesses. The mutual execution and delivery of this Agreement is a condition precedent to the Closing of the Asset Purchase Agreement.

                                    AGREEMENT

1. Definitions. Capitalized terms not otherwise defined in this Agreement will have the meanings given to the terms in the Asset Purchase Agreement. The capitalized terms set forth in this Section 1 have the following meanings:

     1.1 "Sensor" means a laser sensor manufactured by Perceptron of the type sold by the FPBU during the two-year period prior to the Closing, as shown on Exhibit A, and any replacements thereof.

     1.2 "Model of Sensor" means a specific Model of Sensor, based on its design, components, features and/or function, and any replacements thereof. Each Model of Sensor is identified by a unique Perceptron part number, as shown on Exhibit A.

     1.3 "Type of Sensor" means a family of Sensors, consisting of one or more Models of Sensors which share substantial design characteristics. There are currently three Types of Sensors: LASAR, TriCam, and Transverse TriCam, as shown on Exhibit A.

     1.4 "Sonic Sensors" means all ultrasound and ultrasonic sensors based on the intellectual property acquired by Perceptron from Sonic Technologies, Inc. and Sonic Industries, Inc., excluding the "A-Scan sensors," as that term is defined in the Asset Purchase Agreement.

2. Covenants by Perceptron. Perceptron will not, during the Term (as defined in Section 4), directly or indirectly, compete with USNR in any business in which the FPBU was engaged at any time during the three-year period prior to the Closing. Without limiting the generality of this prohibition, Perceptron specifically agrees that during the Term it will not, directly or indirectly:

     2.1 Hire (as an employee, independent contractor, consultant or otherwise) any individual who was employed primarily by the FPBU (or was otherwise engaged to perform services for or on behalf of the FPBU) during the two-year period prior to the Closing, until six months after the individual has ceased to be employed by USNR, unless USNR does not hire such person at the time of the closing of the Asset Purchase Agreement;

     2.2 Hire (as an employee, independent contractor, consultant or otherwise) any individual employed by USNR (or otherwise engaged to perform services for or on behalf of USNR) on or after January 1, 2001, plus any individuals hired by USNR after the Closing, until six months after the individual has ceased to be employed by USNR;

     2.3 Solicit or initiate contact with any individual referenced in Section
     2.1 or 2.2 for the purpose of encouraging the individual to leave the employment of USNR or to become employed (as an employee, independent contractor, consultant or otherwise) by Perceptron, until six months after the individual has ceased to be employed by USNR;

     2.4 For as long as USNR remains a customer of Perceptron, sell any products or services intended primarily for operators of wood processing facilities (e.g., sawmills, planer mills, panel mills, etc.); provided, however, that the prohibition in this Section 2.4 will terminate as to a specific Type of Sensor if USNR fails to purchase at least 25 units of such Type of Sensor during any calendar year, subject to the termination procedures set forth in Section 5 below;

     2.5 For as long as USNR remains a customer of Perceptron, license any intellectual property (including without limitation any patents, trademarks, trade secrets or know-how) to any third party primarily for use in any wood processing facility (e.g., sawmills, planer mills, panel mills, etc.) or for use in the conduct of any business which competes with USNR in the manufacture, sale or servicing of products or services intended primarily for operators of wood processing facilities, provided, however, that the prohibition in this Section 2.5 will terminate as to a specific Type of Sensor if USNR fails to purchase at least 25 units of such Type of Sensor during any calendar year, subject to the termination procedures set forth in Section 5 below;

     2.6 Manufacture or sell any Sonic Sensor; or

     2.7 Be a partner, shareholder, member, employee, agent or consultant of any partnership, corporation, limited liability company, proprietorship or other entity, that does any of the things prohibited in this Section 2; provided, however, that the ownership by Perceptron of less than 5% of the equity securities of any publicly traded corporation will not constitute a violation of this Section 2.7.


                  The forgoing will not prohibit Perceptron from selling products or services to any third party for use in products or services that are not intended primarily for operators of wood processing facilities.

3. Covenants by USNR. USNR will not, during the Term (as defined in Section 4), directly or indirectly:

     3.1 Use any intellectual property licensed from Perceptron under or in connection with the Asset Purchase Agreement or the License Agreement to offer for sale any products or services which are similar to products or services then being offered for sale by Perceptron and which are directly related to automobile manufacturing;

     3.2 Use any intellectual property licensed from Perceptron under or in connection with the Asset Purchase Agreement or the License Agreement to offer for sale any products or services which are similar to products or services then being offered for sale by Perceptron and of the types offered for sale by Perceptron's business units other than the FPBU during the three-year period prior to the Closing, provided, however, that this prohibition will only apply to the Perceptron business units, products and markets identified in Schedule 3.2;

     3.3 During the period ending on the second anniversary of the Closing, hire (as an employee, independent contractor, consultant or otherwise) any individual who was, prior to the Closing, an employee of Perceptron not associated primarily with the FPBU during the two-year period prior to the Closing, plus any individual hired by Perceptron after the Closing, until six months after such individual has ceased to be employed by Perceptron;

     3.4 During the period ending on the second anniversary of the Closing, solicit or initiate contact with any individual referenced in Section 3.3 for the purpose of encouraging the individual to leave the employment of Perceptron or become employed (as an employee, independent contractor, consultant or otherwise) for USNR, until six months after such individual has ceased to be employed by Perceptron; or

     3.5 Be a partner, shareholder, member, employee, agent or consultant of any partnership, corporation, limited liability company, proprietorship or other entity, that does any of the things prohibited in this Section 3; provided, however, that the ownership by USNR of less than 5% of the equity securities of any publicly traded corporation will not constitute a violation of this Section 3.5.

4. Term. The "Term" will begin on the Closing of the Asset Purchase Agreement and expire on the tenth anniversary of the Closing.

5. Termination Procedure. The prohibitions against Perceptron set forth in Sections 2.4 and 2.5 may be terminated with respect to a Type of Sensor if USNR does not order from Perceptron at least 25 units of that Type of Sensor during any calendar year (and thereafter not cancel any such order and, upon receipt of the Sensors, accept and pay for the Sensors in accordance with the License Agreement). Perceptron may terminate the prohibition with respect to a Type of Sensor by following the following procedure:

     5.1 If Perceptron desires to terminate the prohibition with respect to a Type of Sensor, then within 60 days following the end of the calendar year in which USNR did not order from Perceptron at least 25 units of a Type of Sensor, Perceptron must deliver to USNR a written notice indicating Perceptron's intention to terminate the prohibitions in Section 2.4 and 2.5 with respect to that Type of Sensor. If Perceptron does not deliver the notice within the 60-day period, then Perceptron will no longer have the right of termination with respect to such calendar year. The notice will specify the Type of Sensor as to which 25 units were not ordered by USNR during a calendar year, the applicable calendar year and the number of units of that Type of Sensor that were ordered by USNR during such calendar year.

     5.2 The termination will be effective 30 days after USNR's receipt of the notice specified in Section 5.1 unless, within such 30-day period, USNR issues a purchase order to Perceptron for not less than the number of units of the Type of Sensor necessary to bring the total number ordered by USNR since the beginning of the prior calendar year to 25, plus an additional number of units of the same Type of Sensor, at the rate of 25 per year, pro rated since the end of the prior calendar year to the date of the purchase order (and thereafter not cancel any such order and, upon receipt of the Sensors, accept and pay for the Sensors in accordance with the License Agreement).

6. General Provisions

     6.1 Specific Performance. Each party acknowledges that the other party will be irreparably harmed in the event of a breach or threatened breach of the provisions of this Agreement. In the event of a breach or threatened breach, the aggrieved party will be entitled to an injunction, without posting of bond, restraining the breaching party from engaging in any of the activities prohibited by this Agreement, whether such activities actually have been engaged in or are threatened. Nothing herein will be construed as prohibiting a party from pursuing any other available remedies at law or in equity for such breach or threatened breach, including the recovery of damages.

     6.2 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any party or circumstance, is to any extent held invalid or unenforceable by a judicial order, the remainder of this Agreement or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby and each term, covenant, condition or provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. The invalid or unenforceable provision will be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it will then be applied.

     6.3 Binding Effect. USNR may assign its rights and obligations under this Agreement, provided that (x) USNR will remain liable to Perceptron for USNR's obligations under this Agreement, including for the breach of any such obligations by the assignee and (y) the assignee assumes and agrees to perform all of USNR's obligations under this Agreement, the

     License Agreement and the Escrow Agreement. Perceptron may assign its rights and obligations under this Agreement, provided that (a) the assignee is not a business entity which competes with USNR by selling products or services primarily intended for operators of wood processing facilities (e.g., sawmills, planer mills, panel mills, etc.) and (b) Perceptron will remain liable to USNR for Perceptron's obligations under this Agreement, the Asset Purchase Agreement, the License Agreement and the Escrow Agreement including for the breach of any such obligations by the assignee. Perceptron may also assign its rights and obligations under this Agreement in connection with a sale of all or substantially all of its assets, but only if (i) Perceptron will remain liable to USNR for Perceptron's obligations under this Agreement, the Asset Purchase Agreement, the License Agreement and the Escrow Agreement, including for the breach of any such obligations by the assignee, and (ii) the assignee assumes and agrees to perform all of Perceptron's obligations under this Agreement, the Asset Purchase Agreement, the License Agreement and the Escrow Agreement, subject to the following sentence. In the event of a merger or consolidation of Perceptron with or into any other business entity, or the assignment of this Agreement in connection with the sale of all or substantially all of the assets of Perceptron, Perceptron's covenants set forth in Section 2 of this Agreement will remain in effect and apply to the merged or consolidated entity or the assignee, but such covenants will not apply to any affiliate of such merged or consolidated entity or assignee, or prohibit such merged or consolidated entity or assignee from being a partner, shareholder or member of such affiliate, so long as the affiliate does not use Perceptron intellectual property in any manner that Perceptron could not use such intellectual property under the terms of Section 2 of this Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     6.4 Headings; Drafting. The headings used in this Agreement are intended for convenience of reference only. The headings will not be considered to have any substantive significance or to define, limit or enlarge the scope or meaning of this Agreement or any provision hereof. This Agreement is deemed to have been drafted jointly by the parties and, accordingly, any ambiguous provision will not be resolved in favor of one party on the basis that the other party drafted the ambiguous provision.

     6.5 Jurisdiction and Venue. If USNR brings legal action against Perceptron to enforce or declare the terms of this Agreement, USNR will initiate the legal action in the U.S. District Court for the Eastern District of Michigan or in the Circuit Court of the State of Michigan, in Washtenaw County, and the legal action will thereafter be adjudicated exclusively within such court. If Perceptron brings legal action against USNR to enforce or declare the terms of this Agreement, Perceptron will initiate the legal action in the U.S. District Court for the District of Oregon or in the Circuit Court of the State of Oregon, in Multnomah County, and the legal action will thereafter be adjudicated exclusively within such court. Each party submits to the exclusive jurisdiction of the federal and state courts as specified above. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in the attached Schedule of Notice Addresses (or such changed address as provided in Section 6.11 Notices below) shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 6.5. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. During any time that litigation is pending between the parties, any new legal action between the parties will be initiated and adjudicated in the same state or federal court in which the litigation is already pending, regardless which party initiates the new legal action and, to the extent permitted, shall be consolidated with the pending litigation.

     6.6 Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Oregon, regardless of whether jurisdiction and venue lie in Michigan or Oregon.

     6.7 Attorney's Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Agreement or in connection with any dispute hereunder, the party which substantially prevails will be entitled to recover such amount as the court may adjudge reasonable as attorney's fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

     6.8 Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the other agreements and instruments referenced therein, contains the entire agreement with respect to the matters contemplated by this Agreement and supersedes all prior oral and written agreements, including the Letter of Intent dated February 15, 2002, among the parties with respect to such matters.

     6.9 Amendment. This Agreement may not be modified or amended except by a written agreement signed by an officer of each party.

     6.10 Waiver. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Agreement, no matter how long the same may continue, will not be deemed to be a waiver by the party of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement will be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

     6.11 Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed duly given if sent by (i) facsimile transmission and mailed as indicated on the attached Schedule of Notice Addresses (unless such address has changed by prior written notice); or (ii) mailed, sent by overnight courier or delivered personally as indicated on the attached Schedule of Notice Addresses (unless such address has been changed by prior written notice). Delivery will be deemed effective on the first business day after the date on which the facsimile is successfully transmitted, or the notice is received in the case of any other notice. A party may change its mailing address and/or fax number by providing written notice to the other party.

     6.12 Delays. Neither party will incur any liability for any delay in performance which results from power failure, energy shortage, act of God, act of governmental authority, act of a public enemy or of war, terrorist attack, riot, fire, flood, civil commotion, insurrection, labor difficulty (including without limitation, strike, boycott, or other work stoppage or slowdown), severe or adverse weather condition, act of subcontractors or suppliers or other cause beyond the party's control.

     6.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same agreement, and it may be executed by facsimile signature.

     6.14 Further Assurances. From time to time, upon request of either party, the other party will execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill its obligations under this Agreement.




Perceptron:                         PERCEPTRON, INC.


                                    By:     /s/ Alfred A. Pease
                                        ---------------------------------------
                                           Alfred A. Pease
                                           Chairman and Chief Executive Officer

USNR:                               U. S. NATURAL RESOURCES, INC.


                                    By:    /s/ George Van Hoomissen
                                        ---------------------------------------
                                           George Van Hoomissen
                                           President and CEO, Forest Group

                                   SCHEDULE OF
                                NOTICE ADDRESSES

IF TO PERCEPTION:           PERCEPTRON, INC.
                            47827 Halyard Drive
                            Plymouth, MI 48170
                            Attention:  Alfred A. Pease
                                        Chairman and Chief Executive Officer
                            Facsimile: 734-414-4800

                            With copies to:
                            Perceptron, Inc.
                            47827 Halyard Drive
                            Plymouth, MI 48170
                            Attention:  William Adams
                                        General Counsel
                            Facsimile:  734-414-4800

                            Dykema Gossett PLLC
                            400 Renaissance Center
                            Detroit, Michigan 48243-1668
                            Attention:  Thomas S. Vaughn, Esq.
                            Facsimile:  (313) 568-6915


IF TO USNR:                 U.S. NATURAL RESOURCES, INC.
                            P.O. Box 310
                            Woodland, WA 98674
                            Attention:  George Van Hoomissen
                                        President and CEO, Forest Group
                            Facsimile:  360-225-1096

                            With copies to:
                            U.S. Natural Resources, Inc.
                            8000 NE Parkway Drive, Suite 100
                            Vancouver, WA 98662
                            Attention:  Richard Ward
                            Facsimile:  360-892-2950

                            Ball Janik LLP
                            101 SW Main St., Suite 1100
                            Portland, OR 97204
                            Attention:  Joel S. Kaplan
                            Facsimile:  503-295-1058

                                LIST OF EXHIBITS

Exhibit A         List of Type and Models of Sensors
Exhibit B         Sensor Supply and Manufacturing License Agreement
Exhibit C         Escrow Agreement

                                    EXHIBIT F

             THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE
      SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND MAY NOT BE
              TRANSFERRED EXCEPT PURSUANT TO EXEMPTIONS THEREUNDER

                                 PROMISSORY NOTE

$___________                                                     MARCH 13, 2002

--------------------------------------------------------------------------------
Maker:                    U.S. Natural Resources, Inc., a Delaware corporation
--------------------------------------------------------------------------------
Holder:                   Perceptron, Inc., a Michigan corporation
--------------------------------------------------------------------------------
Note Date:                March 13, 2002
--------------------------------------------------------------------------------
Maturity Date:            ________, 2006
--------------------------------------------------------------------------------
Principal Amount:         __________ Dollars ($X,XXX,XXX.XX) or so much as
                          may be outstanding from time to time
--------------------------------------------------------------------------------
Loan                      Rate: The "Prime Rate" minus 0.25 percent. The
                          Principal Amount outstanding during each
                          calendar month will bear interest during such
                          calendar month at the Loan Rate in effect on
                          the last day of such calendar month.
--------------------------------------------------------------------------------
Prime                     Rate: The rate per annum then most recently
                          publicly announced by Bank One, Michigan, or
                          its successors, in Detroit, Michigan, as its
                          "prime rate," as in effect from time to time.
--------------------------------------------------------------------------------


1. Promise. Maker promises to pay to the order of Holder the Principal Amount, together with interest thereon and other amounts due under this Promissory Note (the "Note"), in lawful money of the United States of America in accordance with the terms of this Note. This Note is issued in connection with the closing of an Asset Purchase Agreement dated [Date of Closing], 2002 between Maker, as buyer, and Holder, as seller (the "Asset Purchase Agreement").

2. Interest Accrual. The unpaid Principal Amount from time to time outstanding under this Note will bear interest at the Loan Rate from the Note Date.

3. Payments. Maker will pay to Holder each of the payments described in this
Section 3. Each payment will be made to the address designated by Holder.

     3.1 Interest. On the first business day of each calendar month, beginning _____, 2002, Holder will send a monthly invoice to Maker showing the amount of accrued interest on the Note through the end of the preceding calendar month. Maker's payment for each such invoice will be due to Holder within 30 days from the date on which Maker receives the invoice. Maker may defer the payment of all or any part of the interest obligation reflected in all or any of the first 12 invoices. To the extent Maker does not pay in full any of the first 12 invoices by its due date, the unpaid amount will be deemed an advance by Holder to Maker under this Note, and the amount will be added to the Principal Amount effective on the day after the due date and will thereafter bear interest as part of the Principal Amount. For the purpose of calculating interest under this Note, the Loan Rate in effect on the last day of a calendar month will be deemed to be the Loan Rate for the entire calendar month, even if the Prime Rate changed one or more times during the month. (For example, the Loan Rate in effect on June 30, 2002 will be deemed to be the Loan Rate in effect for the entire month of June 2002, even if the Prime Rate changed one or more times during June 2002.)

     3.2 Principal. Beginning with the 13th monthly invoice for interest, each invoice will include, and Maker will pay to Holder within 30 days of receipt of the invoice, in addition to accrued interest, an amount equal to one thirty-sixth (1/36) of the unpaid Principal Amount or, if there has been a prepayment of any portion of the Principal Amount, an amount equal to the unpaid Principal Amount divided by the number of months remaining until the Maturity Date. Interest on this Note shall accrue on any such installment payment of the Principal Amount until the date such installment is paid.

     3.3 Maturity. Notwithstanding anything in this Note to the contrary, Maker will repay the outstanding Principal Amount and all unpaid and accrued interest under this Note on or before the Maturity Date, without further notice or demand.

     3.4 Prepayments. Maker may prepay all or any portion of the Principal Amount at any time or from time-to-time without penalty.

4. Application of Payments. All payments under this Note will be applied first to accrued interest and then to the Principal Amount.

5.   Default.  Each of the following will constitute an "Event of Default":

     5.1 The failure of Maker to make any payment required under this Note within 5 business days after receipt by Maker of a notice of payment default from Holder; or

     5.2 The sale by Maker of more than twenty-five percent of the "Assets" (purchased under and as defined in the Asset Purchase Agreement) to any unaffiliated third party outside the ordinary course of business.

6. Remedies. Upon the occurrence of an Event of Default, Holder may enforce any right conferred upon Holder under this Note and pursue any other right or remedy allowed by law or in equity. Without limitation of the foregoing, upon the occurrence of an Event of Default, Holder will have the right to declare the unpaid Principal Amount and all unpaid and accrued interest under this Note immediately due and payable. The Maker hereby waives demand, presentment, protest, diligence, notice of dishonor and any other notice or formality in connection with this Note.

7. Interest Limitation. Interest, fees, and charges collected or to be collected in connection with the indebtedness evidenced by this Note will not exceed the maximum, if any, permitted by applicable law. If any such law is interpreted so that any such interest, fees, or charges would exceed any such maximum, and if Maker is entitled to the benefit of such law, then (a) such interest, fees, or charges will be reduced to the permitted maximum and (b) any sums already collected from Maker which exceed the permitted maximum will be applied against the Principal Amount of this Note or, if required by applicable law, refunded.

8. Commercial Use. Maker hereby represents that the obligation evidenced by this
Note is undertaken for commercial use and not for personal, family or household purposes.

9. Miscellaneous.

     9.1 Severability. If any term, covenant, condition or provision of this Note, or the application thereof to any party or circumstance, is to any extent held invalid or unenforceable by a judicial order, the remainder of this Note or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby and each term, covenant, condition or provision of this Note will be valid and be enforced to the fullest extent permitted by law. The invalid or unenforceable provision will be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it will then be applied.

     9.2 Headings; Drafting. The headings used in this Note are intended for convenience of reference only. The headings will not be considered to have any substantive significance or to define, limit or enlarge the scope or meaning of this Note or any provision hereof. This Note is deemed to have been drafted jointly by the parties and, accordingly, any ambiguous provision will not be resolved in favor of one party on the basis that the other party drafted the ambiguous provision.

     9.3 Jurisdiction and Venue. If Maker brings legal action against Holder to enforce or declare the terms of this Note, Maker will initiate the legal action in the U.S. District Court for the Eastern District of Michigan or in the Circuit Court of the State of Michigan, in Washtenaw County, and the legal action will thereafter be adjudicated exclusively within such court. If Holder brings legal action against Maker to enforce or declare the terms of this Note, Holder will initiate the legal action in the U.S. District Court for the District of Oregon or in the Circuit Court of the State of Oregon, in Multnomah County, and the legal action will thereafter be adjudicated exclusively within such court. Each party submits to the exclusive jurisdiction of the state and federal courts as specified above. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in the attached Schedule of Notice Addresses (or such changed address as provided in Section 9.9 Notices below) shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this
     Section 9.3 Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. During any time that litigation is pending between Maker and Holder, any new legal action between Maker and Holder will be initiated and adjudicated in the same state or federal court in which the litigation is already pending, regardless which party initiates the new legal action and, to the extent permitted, will be consolidated with the pending litigation.

     9.4 Governing Law. This Note will be governed by and interpreted in accordance with the substantive laws of the State of Oregon, regardless of whether jurisdiction and venue lie in Michigan or Oregon.

     9.5 Attorney's Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Note or in connection with any dispute hereunder, the party which substantially prevails will be entitled to recover such amount as the court may adjudge reasonable as attorney's fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

     9.6 Entire Agreement. This Note, together with the Asset Purchase Agreement and the other agreements and instruments referenced therein, contains the entire agreement with respect to the matters contemplated by this Note and supersedes all prior oral and written agreements, including the Letter of Intent dated February 15, 2002, between the parties with respect to such matters.

     9.7 Amendment. This Note may not be modified or amended except by a written agreement signed by an officer of each party.

     9.8 Waiver. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Note, no matter how long the same may continue, will not be deemed to be a waiver by the party of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Note will be deemed a waiver of a breach of any other provision of this Note or a consent to any subsequent breach of the same or other provisions.

     9.9 Notices. Any notice required or permitted to be given under this Note will be in writing and will be deemed duly given if sent by (i) facsimile transmission and mailed as indicated on the attached Schedule of Notice Addresses (unless such address has changed by prior written notice) or (ii) mailed, sent by overnight courier or delivered personally as indicated on the attached schedule of Notice Addresses (unless such address has been changed by prior written notice). Delivery will be deemed effective on the first business day after the date on which the facsimile is successfully transmitted, or the notice is received in the case of any other notice. A party may change its mailing address and/or fax number by providing written notice to the other party.

     9.10 Counterparts. This Note may be executed in any number of counterparts, all of which together will constitute one and the same agreement, and it may be executed by facsimile signature.

     9.11 Further Assurances. From time to time, upon request of either party, the other party will execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill its obligations under this Note.

     9.12 Binding Effect. This Note is binding on the Maker and its successors, and shall inure to the benefit of Holder, its successors and assigns.



Perceptron:                      Perceptron, Inc.


                                 By:  __________________________
                                        Alfred A. Pease
                                        Chairman and Chief Executive Officer

USNR:                            U. S. Natural Resources, Inc.


                                 By:  __________________________
                                        George Van Hoomissen
                                        President and CEO, Forest Group

                                   SCHEDULE OF
                                NOTICE ADDRESSES

IF TO PERCEPTRON:         PERCEPTRON, INC.
                          47827 Halyard Drive
                          Plymouth, MI 48170
                          Attention:  Alfred A. Pease
                                      Chairman and Chief Executive Officer
                          Facsimile:  734-414-4800

                          With copies to:
                          Perceptron, Inc.
                          47827 Halyard Drive
                          Plymouth, MI 48170
                          Attention:  William Adams
                                      General Counsel
                          Facsimile:  734-414-4800

                          Dykema Gossett PLLC
                          400 Renaissance Center
                          Detroit, Michigan 48243-1668
                          Attention:  Thomas S. Vaughn, Esq.
                          Facsimile:  (313) 568-6915


IF TO USNR:               U.S. NATURAL RESOURCES, INC.
                          P.O. Box 310
                          Woodland, WA 98674
                          Attention:  George Van Hoomissen
                                      President and CEO, Forest Group
                          Facsimile:  360-225-1096

                          With copies to:
                          U.S. Natural Resources, Inc.
                          8000 NE Parkway Drive, Suite 100
                          Vancouver, WA 98662
                          Attention:  Richard Ward
                          Facsimile:  360-892-2950

                          Ball Janik LLP
                          101 SW Main St., Suite 1100
                          Portland, OR 97204
                          Attention:  Joel S. Kaplan
                          Facsimile:  503-295-1058